AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR, SUBJECT TO COMPLETION

DATED JULY 26, 2021

CAARY CAPITAL LTD.

UP TO 20,000,000 CLASS A COMMON SHARES

MINIMUM INVESTMENT OF 500 CLASS A COMMON SHARES ($750.00)

1300 Cornwall Road, Suite 201-204

Oakville, Ontario L6J 7W5

1-833-962-2279

www.caary.com

Copy to:

Daniel D. Nauth

Nauth LPC

217 Queen Street West, Suite 401

Toronto, Ontario M5V 0R2

(416) 477-6031

CAARY Capital Ltd., a corporation formed as a “Federal” corporation under the laws of Canada and domiciled in the Province of Ontario (the “Company,” “we,” or “our”), is offering up to 20,000,000 (the “Maximum Offering”) Class A Common Shares, no par value per share (the “Common Shares”) of the Company to be sold in this Tier 2 Offering (this ”Offering”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares are being offered at a purchase price of $1.50 per share on a “best efforts” basis. FundAmerica Securities LLC, as escrow agent (the “Escrow Agent”), will hold the proceeds of this Offering, which will be transferred to the Company at each closing. The first closing will occur at any time upon the Company requesting the Escrow Agent to release the proceeds received from investors. Thereafter, the Company may continue to undertake one or more closings on a rolling basis, at which time additional proceeds the Escrow Agent holds will be released to the Company. Each investor must invest a minimum of $750.00; however, we reserve the right to waive this minimum in our sole discretion. This Offering will terminate on the earlier of the date on which (i) the Maximum Offering is sold, or (ii) the board of directors of the Company (the ”Board”) elects to terminate this Offering (either such case, the ”Termination Date”). We expect to commence the sale of the Common Shares on the date on which the SEC qualifies the offering statement of which this offering circular is a part.

The Company has engaged Dalmore Group LLC, a New York limited liability company and a Financial Industry Regulatory Authority (“FINRA”) and Securities Investor Protection Corporation (“SIPC”) registered broker-dealer (the ”Broker”), to serve as the broker-dealer services in connection with this Offering. For the avoidance of doubt, the Broker does not and will not solicit purchases of Common Shares or make any recommendations regarding the Common Shares to prospective investors.

No application is currently being prepared for the Common Shares to trade on any public market. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

Investing in the Common Shares involves a high degree of risk. These are speculative securities. An investor should purchase the Common Shares only if the investor can afford a complete loss of the investment. See “Risk Factors” for a discussion of certain risks that the investor should consider in connection with an investment in the Common Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED, INCLUDING THE COMMON SHARES, OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE COMMON SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE COMMON SHARES OFFERED ARE EXEMPT FROM REGISTRATION.

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE OF THE UNITED STATES, IT IS THE INVESTOR’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

Title and Class of Securities to be Offered	Maximum Number of Share to be Offered	Proposed Offering Price per Share	Proposed Maximum Aggregate Offering Proceeds	Commissions and Discounts(1)	Proceeds to Company(2)
Class A Common Shares	20,000,000	$1.50	$30,000,000	$333,000	$29,270,000

Notes:

(1)	Assumes this Offering is fully subscribed. The Company’s Shares are being offered on a best efforts basis, (i) directly by the Company and (ii) pursuant to an agreement entered into with the Broker. In consideration for the Broker’s services, the Broker will receive a $5,000 advance fee for accounting expenses, a $20,000 consulting fee and a one-time fee of $8,000 to FINRA as a pass-through expense of the Broker. In addition, the Broker will receive a fee of 1% on the aggregate amount of capital raised under this Offering. Please see “Plan of Distribution” on page 16 for additional information. The proceeds of this Offering may be deposited directly into the Company’s operating account for immediate use by it, with no obligation to refund subscriptions.

(2)	The amount shown assumes deducting offering costs which may include legal, accounting, marketing, consulting and other costs incurred in undertaking the Offering. Such costs are estimated to amount to $730,000, including commissions and discounts paid to the Broker, assuming this Offering is fully subscribed.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A PROMULGATED UNDER THE SECURITIES ACT. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY US CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

The Company is following the “Offering Circular” format of disclosure under Regulation A promulgated under the Securities Act.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to rely on the provisions that relate to “Emerging Growth Companies” under the Jumpstart Our Business Startups Act of 2012. See “Implications of Being an Emerging Growth Company.”

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

In this offering (this “Offering”), we are offering to sell, and seeking offers to buy, Class A Common Shares, no par value per share (the ”Common Shares”), of CAARY Capital Ltd., a corporation formed as a “Federal” corporation under the laws of Canada and domiciled in the Province of Ontario (the “Company,” “we,” “our,” and “us”), only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “Offering Circular.” You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of the Common Shares shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an offering statement (the “Offering Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a continuous offering process. Periodically, we may provide an Offering Circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. This Offering Circular also includes statistical and other market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations. All references in this Offering Circular to “$” or “dollars” are to United States dollars, unless specifically stated otherwise. All references in this Offering Circular to “C$” are to Canadian dollars.

CERTAIN TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the Common Shares. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in the Common Shares. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms, or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), because we are not registering the Common Shares under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the Company’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the Company’s liquidity, capital resources, and results of operations, and two years of audited financial statements);

●	semiannual reports (including disclosure primarily relating to the Company’s interim financial statements and MD&A); and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the Offering Statement was qualified, if the securities of each class to which the Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, so long as we remain a company with less than $1.07 billion in total annual gross revenues during our last fiscal year, which is currently the case, we will be an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since this Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

This Offering summary highlights material information regarding our business, and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this Offering fully, you should read the entire Offering circular carefully, including the “Risk Factors” section, before making a decision to invest in the Company. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

Our Business

The Company was incorporated on October 4, 2019, as a “Federal” corporation under the laws of Canada and domiciled in the Province of Ontario. We are a financial technology (“FinTech”) company engaged in developing an innovative credit facility model utilizing a CAARY-branded business credit card issued on Mastercard’s global merchant network, as well as an integrated business expense management platform. We expect to release both products during the third quarter of 2021. Additionally, as part of our product offering, we are integrating a third party money transfer solution similar to existing mobile payment apps and interbank payment networks such as CashApp, Interac, and Venmo, which will enable our customers to transfer up to $50,000 between holders of Mastercard or Visa debit payment cards as a fast, low-cost alternative to cheques, wire transfers, ACH deposits, and other traditional money transfer solutions. In addition to high transfer limits, our money transfer solution will enable transfers within Canada and internationally, unlike most existing solutions which are only available for domestic transfers. We expect to release our money transfer solution during the first quarter of 2022. While we will initially offer our products solely to Canadian small and medium-sized enterprises (“SMEs”), we may in the future offer our products to SMEs in the United States.

Several limitations presently exist for SMEs and their founders in Canada and the United States with respect to business credit cards offered by legacy financial institutions, including a common requirement for founders to provide a personal guarantee, fee schedules which often prove costly even with limited usage, credit card rewards programs which typically offer lower earning rates than personal credit cards, and costly and time-consuming money transfer options, among other shortcomings. Furthermore, although many advanced solutions for tracking and managing business expenses are currently offered to SMEs, most require a degree of manual reconciliation with minimal or no synchronization with an organization’s credit cards.

Our credit facility model will enable SMEs to obtain near-instant approval of business credit card applications. Uniquely, we will evaluate applications for business credit cards primarily based on the applicant’s cash balance history, current cash balance, cash flows, assets and holdings, as opposed to a personal guarantee. To mitigate credit risk, our customers may be required to maintain a certain balance of assets at all times as a protective measure against potential credit events, which we anticipate will reduce default rates compared to industry averages. Additionally, we will offer an artificial intelligence (“AI”) and cloud computing-driven business expense management platform, which will automate the organization and reconciliation of SME business expenses and integrate with common accounting platforms, including FreshBooks, NetSuite, Sage, QuickBooks, Wave, and Xero. Our money transfer solution will enable SMEs to send or receive money with faster turnaround times and higher transaction limits than most mainstream providers of small business financial services.

In addition to our credit facility model and integrated business expense management platform, we are currently developing reporting, analytics, and forecasting services for venture capital (“VC”) customers, as well as “white label” services allowing FinTech companies to utilize our user interface, decisioning engine, data ingestion capabilities, and branded card platform. These services will be made available at the discretion of our management based on actual or anticipated market demand. However, we currently expect to begin offering reporting, analytics, forecasting, and white label services during the first quarter of 2022.

Our technologies and services offerings are described in greater detail in “Description of Business” below together with a detailed description of our entire business.

Our personnel consists of four full-time employees, six full-time consultants and six part-time consultants.

Our principal place of business and mailing address is CAARY Capital Ltd., 1300 Cornwall Road, Suite 201-204, Oakville, Ontario L6J 7W5, and our telephone number is 1-833-962-2279. Our website address is www.caary.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Description of Property

We do not own any facilities and do not expect to do so in the immediate future. We lease an office at 1300 Cornwall Road, Suite 201-204, Oakville, Ontario L6J 7W5, Canada, and all of the Company’s personnel operate from this office or virtually from remote locations.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks, which are more fully described in the section titled “Risk Factors” beginning on page 5. These risks include, among others:

Business and industry risks, including:

●	We have a history of losses and can provide no assurance of our future operating results.

●	The Company was recently formed and has no operating history and no revenues.

●	We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

●	Potential changes in SME and business banking may negatively affect our operating results.

●	We have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer.

●	Our success is dependent on the completed development and potential performance of our credit facility model and business expense management platform.

●	If we do not effectively manage our credit risk relating to our credit facility model, we could experience delinquency or losses which could have a material adverse effect on our financial condition and results of operation.

●	Our relationships with Mastercard, Peoples Trust Company and i2c are crucial elements of our products.

●	Regulations in certain jurisdictions may restrict our business from operating as intended or at all.

●	We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

●	We are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies.

●	The successful development of our credit facility model and business expense management platform is highly speculative and is dependent on numerous factors, many of which are beyond our control.

●	New products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

●	We may face significant competition in Canada and in other markets where we decide to operate in the future, including the United States.

●	Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.

●	If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.

●	Computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business.

●	We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.

●	Compliance with laws and regulations anti-money laundering and anti-terrorist financing laws and regulations, and our failure to comply with such laws could harm our business.

●	Compliance with laws and regulations designed to protect personal data, and our actual or perceived failure to adequately protect personal data, could harm our business.

●	We may be involved in legal and regulatory proceedings.

●	The liability of our directors and officers and others is limited under certain circumstances.

●	Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.

●	Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.

●	We may have difficulty retaining and acquiring personnel.

●	Our directors and officers may have conflicts of interest.

●	Our financial statements have been prepared in accordance with IFRS accounting principles.

●	Public health epidemics or outbreaks could adversely impact our business.

Risks related to this Offering and the Common Shares, including:

●	The Common Shares are being offered on a “best efforts” basis and we may not raise the Maximum Amount being offered.

●	If the Maximum Offering is not raised, it may increase the amount of additional equity we need to raise.

●	This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.

●	We intend to list the Common Shares for trading on a securities exchange, which would increase our regulatory burden; however, it is uncertain when the Common Shares will be listed on an exchange for trading, if ever.

●	If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.

●	We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

●	We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

●	We may lose our status as a foreign private Company in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

●	We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.

●	We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.

●	Terms of subsequent financings, if any, may adversely impact investors’ investments.

●	We determined the offering price for the Common Shares being sold in this Offering.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Regulation A+

We are offering the Common Shares pursuant to rules of the SEC mandated under the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer securities of up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THIS OFFERING

Company:	CAARY Capital Ltd., a corporation formed as a “Federal” corporation under the laws of Canada and domiciled in the Province of Ontario

Shares Offered:	Up to 20,000,000 Common Shares, no par value per share.

Price per Share:	$1.50

Minimum Investment:	$750.00 per investor.

Common Shares Outstanding before this Offering:	139,331,685 Common Shares.

Common Shares Outstanding after this Offering:	159,331,685 Common Shares, if the Maximum Offering is sold.

Use of Proceeds:	If we sell all of the 20,000,000 Common Shares being offered, our net proceeds (after deducting fees and commissions and estimated offering expenses) will be approximately $29,270,000. We will use these net proceeds for cash reserves, working capital, technology development, marketing and business development, as described in “Use of Proceeds to Company” beginning on page 18.

Risk Factors:	Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. Each investor should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of the Common Shares could decline and the investors may lose all or part of their investments. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

We have a history of losses and can provide no assurance of our future operating results.

As we are engaged in developing and have not yet released and commenced generating revenue from our credit facility model, integrated business management expense platform and reporting, analytics, forecasting, and white label services, we have experienced net losses and negative cash flows from operating activities, and we expect such losses and negative cash flows to continue in the foreseeable future. At June 30, 2021, the Company had positive working capital of C$5,205,040 and a cumulative loss since inception of C$(2,687,351). The Company has a need for equity capital and financing for working capital and development of its projects. The Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that funds will continue to be available on terms acceptable to the Company or at all. Our financial statements do not reflect adjustments to the carrying value of assets and liabilities that would be necessary should the Company be unable to continue operations and such adjustments could be material.

The Company was recently formed and has no operating history and no revenues.

The Company was only recently formed to engage in developing a technology platform with the ability to issue a corporate credit card, utilizing a unique credit adjudication and credit facility model, integrated business expense management platform and reporting, analytics, forecasting and white label services. We have no operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that we will achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including, but not limited to, our success in attracting necessary financing, such as that contemplated in this offering, or obtaining financing from other sources, establishing credit or operating facilities, our ability to develop new products, our ability to successfully market our products and attract customers, our ability to control operational costs, and our ability to retain motivated and qualified personnel, legal and regulatory developments in the jurisdictions in which we operate, as well as the general economic conditions which affect our customers We cannot assure you that we will successfully address any of these risks.

We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We have not commenced revenue generating operations and are therefore dependent on securing sufficient capital to fund the further development of our credit facility model, integrated business expense management platform and reporting, analytics, forecasting, and white label services, as well as any other products that we may identify and develop from time to time. Although we believe that we will, assuming that we are able to raise a minimum of approximately $5 million in this Offering, have sufficient capital following the completion of this Offering to fund our planned operations for the next 12 months, we may require additional funding in the future. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may require additional capital for the development of our business operations and commercialization of the products we are currently developing or may develop in the future. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain additional funding in order to continue our operations. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business. If additional funding is not obtained, we may need to reduce, defer or cancel development efforts or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Potential changes in SME and business banking may negatively affect our operating results.

The viability of our business substantially relies upon gaps in the offerings of legacy financial institutions and creditors which place an undesirable burden on SMEs and their founders and offer limited value. In particular, business credit instruments from legacy financial institutions typically require founders to provide a personal guarantee to access credit, impose fees which often prove costly even with limited usage, and offer credit card rewards programs with lower earning rates than personal credit cards on average, in addition to other shortcomings. Furthermore, although many advanced solutions for tracking and managing business expenses are currently offered to SMEs, most require a degree of manual reconciliation with minimal or no synchronization with an organization’s credit cards. While past patterns in SME and business banking do not suggest that any changes to their offerings to address these gaps are imminent, such changes would be likely to impair our value proposition to our target customer base.

We have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer.

Because we are engaged in developing a technology platform with the ability to issue a corporate credit card, and have not yet released and commenced generating revenue from, our credit  facility model, integrated business management expense platform and reporting, analytics, forecasting, and white label services, we currently do not have a strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product. In order to attract customers to our subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our efforts to market our products and establish our brand are not successful, our ability to earn revenues and sustain our operations could be harmed.

Our success is dependent on the completed development and potential performance of our credit facility model and business expense management platform.

Because we are still developing our credit facility model, integrated business expense management platform and reporting, analytics, forecasting, and white label services, a number of factors, including technological and regulatory barriers in the markets in which we operate, could delay or prevent the potential launch of such products or limit our potential profitability. As these are our only products in development at this time, our overall financial performance is directly tied to their completed development and potential performance.

If we do not effectively manage our credit risk relating to our credit facility model, we could experience delinquency or losses which could have a material adverse effect on our financial condition and results of operation.

Providing credit to SMEs involves risk, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to cash flows available to service debt, and risks resulting from changes in economic and market conditions. Part of our value proposition is our ability to issue credit facilities to SME customers without a personal guarantee from their founders, which is a standard practice in business banking. Although our management team believes that our credit risk approval and monitoring procedures are prudent and sufficient to mitigate potential excessive delinquency of customers’ credit accounts, we may nonetheless fail to identify or reduce credit risks, and we cannot completely eliminate all credit risks related to our credit facility model. If the overall economic climate in the markets in which we operate experience material disruption, our borrowers may experience difficulties in repaying loaned amounts, and the level of nonperforming loans, charge-offs and delinquencies could rise and require additional provisions for loan losses, which would cause our net income and return on equity to decrease.

Our relationships with Mastercard, Peoples Trust Company and i2c are crucial elements of our products.

Based on current agreements and technological setups, our customers will be able to utilize their respective credit facilities through virtual and/or physical credit cards issued by Peoples Bank, a Canadian financial services provider, on the global Mastercard merchant network (operated by Mastercard Incorporated) to make purchases and payments in person as well as virtually through online or telephone orders. Additionally, the Company will rely on i2c to manage electronic payments on the Company’s expense management platform, as well as to detect fraudulent activity on customers’ accounts.

In the event that our relationships with Mastercard, Peoples Trust Company, or i2c are suspended, terminated, or compromised, the potential value of our credit facility model and business expense management platform could become substantially impaired. To mitigate this risk, we have retained personnel with extensive experience in managing payment card products for major financial institutions who work to ensure that our relationships with Mastercard, Peoples Trust Company, and i2c remain in good standing. However, we can provide no assurance that we will be successful in maintaining our relationships with these parties and that our license to issue credit cards on the global Mastercard merchant network, or ability to manage electronic payments, will not be suspended, terminated, or compromised. Any such developments could have a material adverse effect on our business, financial condition, and results of operations.

Regulations in certain jurisdictions may restrict our business from operating as intended or at all.

We have investigated potential regulatory hurdles to implementing our credit facility model, integrated business expense management platform, and reporting, analytics, forecasting, and white label services in Canada and the United States, as well as their respective territories, provinces, states, districts, and dependencies, as applicable, and do not currently foresee any substantial regulatory restrictions to developing and releasing these products. It is possible that regulations, whether new or existing and unknown, may prevent releasing such products in their intended form or at all in certain jurisdictions. We intend to retain legal counsel who can navigate regulatory landscapes in which we will operate to mitigate this risk. However, we can provide no assurance that we will not in the future become subject to regulations which restrict or prevent us from developing or implementing our credit facility model, integrated business expense management platform, and reporting, analytics, forecasting, and white label services. Any such restrictions could have a material adverse effect on our business, financial condition, and results of operations.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address the development and release of new products and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies.

We currently do not have the internal infrastructure necessary, and are not required, to complete an attestation about our internal controls over financial reporting that would be required under Section 404 of the Sarbanes-Oxley Act. As a result, we may fail to identify material deficiencies or weaknesses in the quality of such internal controls. We may in the future be required, by Sarbanes-Oxley or other applicable laws (including exchange and market regulations) to establish and maintain appropriate internal controls over financial reporting. Establishing such controls may require us to incur significant expenses and diversion of management’s time. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

The successful development of our credit facility model, integrated business expense management platform, and reporting, analytics, forecasting, and white label services is highly speculative and is dependent on numerous factors, many of which are beyond our control.

The Company was only recently formed to engage in developing a credit facility model, integrated business expense management platform, and reporting, analytics, forecasting and white label services and we have not commenced revenue-generating operations. Our business is dependent on the development and implementation of such products, or the identification and development of new products and services, all of which are highly speculative and subject to numerous risks and uncertainties. For example, our business is dependent on our success in:

●	establishing brand recognition and customer loyalty;

●	increasing the number and total volume of credit products extended to customers;

●	successfully developing and deploying new products;

●	competing with other companies that are currently in, or may in the future enter, the business of providing credit and business expense management solutions to SMEs;

●	managing growth in administrative overhead costs;

●	navigating economic conditions and fluctuations in the credit market;

●	managing the growth of our business; and

●	expanding our business into adjacent markets

There is no assurance that we will succeed in addressing these risks and uncertainties or that we will generate significant revenues or profits. An investment in the Common Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

New products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

From time to time, we may develop and implement new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new product or service. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business, results of operations and financial condition.

We may face significant competition in Canada and in other markets where we decide to operate in the future, including the United States.

We may face significant competition in Canada and in other markets where we decide to offer our credit facility model, integrated business expense management platform, and reporting, analytics, forecasting, and white label services, or other products and services which we have not yet identified or developed, including the United States. Many of our competitors may have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing organizations. Additional mergers and acquisitions in our industry may result in even more resources being concentrated in our competitors. As a result, these companies may obtain market acceptance more rapidly than we can and may be more effective as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of financial technologies, potential regulatory changes which could make the marketplace more competitive, and/or adjustments to SME credit and expense management offerings from incumbent financial institutions and financial technology firms.

Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.

Our revenue may fluctuate from period-to-period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following events, as well as other factors described elsewhere in this Offering Circular:

●	Changes in state and federal government regulations, international government laws and regulations or the enforcement of those laws and regulations; and

●	General economic and political conditions, both domestically and internationally, as well as economic and political conditions specifically affecting SMEs or “non-traditional” credit products.

As a result of these and other factors, the results of operations for any quarterly or annual period may differ materially from the results of operations for any prior or future quarterly or annual period and should not be relied upon as indications of our future performance.

If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.

Our success will depend in part on our ability to obtain and maintain meaningful intellectual property protection for our intellectual property. The names and/or logos of our brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by us. Similarly, domains owned and used by us may be challenged by others who contest our ability to use the domain name or URL. Patents, trademarks and copyrights that have been or may be obtained by us may be challenged by others, or enforcement of the patents, trademarks and copyrights may be required. We also rely upon, and will rely upon in the future, trade secrets. While we use reasonable efforts to protect these trade secrets, we cannot assure that our employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from others’ use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our patent, trademark, copyright or trade secret rights could result in significant litigation costs, and any failure to adequately protect our trade secret rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our existing patent, copyright, trademark and trade secret rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our existing patent, copyright, trademark and trade secret rights could be expensive and time consuming, and the outcome of such a claim is unpredictable. Such litigation could result in diversion of resources and could materially adversely affect our operating results.

Computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business.

Computer, website and/or information system breakdowns as well as cyber security attacks could impair our ability to implement our business plans, leading to reduced revenue and/or reputational damage, which could have a material adverse effect on our financial results as well as the investor’s investment.

We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.

We will outsource some or all of our online presence, server needs, technology development and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged. As has occurred with many Internet-based businesses, we may be subject to “denial-of-service” attacks in which unknown individuals bombard our computer servers with requests for data, thereby degrading the servers’ performance. We cannot be certain we would be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or if we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

Compliance with laws and regulations related to anti-money laundering and corruption, and our failure to comply with such laws and regulations could harm our business.

Once the Company starts offering money transfer solutions, the Company will be subject to a variety of state/provincial/territorial, national, foreign, and international laws and regulations that apply to anti- money laundering and anti-terrorist financing. The Company will be required to implement an anti-money laundering compliance program and appoint a compliance officer that ensures compliance with such laws and regulations. The Company will also have to comply with economic sanctions administered and enforced by Canadian government authorities that prohibit dealings with designated persons Our actual, perceived or alleged failure to comply with applicable anti-money laundering and anti-terrorist financing laws and regulations could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and may harm our business and our investor’s investment.

Compliance with laws and regulations designed to protect personal data, and our actual or perceived failure to adequately protect personal data, could harm our business.

A variety of state/provincial/territorial, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These privacy and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development of new products. Our actual, perceived or alleged failure to comply with applicable laws and regulations or to protect personal data, including sensitive cardholder data and account information, could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and may harm our business and our investor’s investment.

We may be involved in legal and regulatory proceedings.

From time to time, we may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom we do business, customers, and other proceedings arising in the ordinary course of business. We will evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

The liability of our directors and officers and others is limited under certain circumstances.

We may provide for the indemnification of directors, officers and others to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors, officers and others to us and our shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others controlling or working with us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. Despite this fact, if we provide such indemnification, then it could have a material adverse effect on us.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares, which may limit an investor’s ability to propose or direct the management or overall direction of the Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of the Company that might otherwise result in an investor receiving a premium over the market price for the Common Shares. The majority of the currently outstanding Common Shares is beneficially owned and controlled by a group of insiders, including our directors, executive officers and inside shareholders. Accordingly, our directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. Such concentrated control of the Company may adversely affect the price of the Common Shares. Our executive officers, directors and insider shareholders may be able to control matters requiring approval by our shareholders, including mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for the Common Shares in the event that we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for the Common Shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.

We do not have an audit or compensation committee composed of independent directors or any audit or compensation committee. Our directors and management perform these functions as a whole. Thus, there is a potential conflict in that our directors and management will participate in discussions concerning director and management compensation and audit issues that may affect management decisions.

We may have difficulty retaining and acquiring personnel.

The loss of any member of our management team could have a material adverse effect on our business and results of operations. In addition, the inability to hire or the increased costs of hiring new personnel, including members of executive management, could have a material adverse effect on our business and operating results. The expansion of marketing and sales of our impact products will require us to find, hire and retain additional capable employees or consultants who can understand, explain, market and sell our products. There is intense competition for capable personnel in all of these areas, and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees and consultants often require significant training and, in many cases, take a significant amount of time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees and consultants, including significant expenditures related to salaries and benefits and other compensation expenses. We may lose new employees or consultants to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. In addition, as we move into new jurisdictions, we will need to attract and recruit skilled employees and consultants in those new areas.

Our directors and officers may have conflicts of interest.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in a range of business activities. In addition, our officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, our officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

Our financial statements have been prepared in accordance with IFRS accounting principles.

As a Canadian incorporated and resident company, our financial statements are prepared using IFRS accounting principles, which are different from the accounting principles under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers to prepare and file their financial statements in accordance with IFRS rather than U.S. Investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of our financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. Because COVID-19 infections have been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities have issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Additionally, more restrictive proclamations and/or directives may be issued in the future. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments that are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but could have a material adverse impact on our business, financial condition and results of operations.

Risks Related to this Offering and the Common Shares

The Common Shares are being offered on a “best efforts” basis and we may not raise the Maximum Amount being offered.

Since we are offering the Common Shares on a “best efforts” basis, there is no assurance that we will sell enough Common Shares to meet our capital needs. If an investor purchases Common Shares, then the investor will do so without any assurance that we will raise enough money to satisfy the full use of proceeds that we have outlined in this Offering Circular or to meet our working capital needs.

If the Maximum Offering is not raised, it may increase the amount of additional equity we need to raise.

There is no assurance that the maximum number of Common Shares in this Offering will be sold. We believe that we will, assuming that we are able to raise a minimum of approximately $5,000,000 in this Offering, have sufficient capital following the completion of this Offering to fund our planned operations for the next 12 months. If we are unable to sell this amount in this Offering, we may need to incur debt or raise additional equity in order to finance our operations. Incurring debt will make less cash available for distribution to our shareholders after servicing the debt. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.

We have self-underwritten this Offering on a “best efforts” basis, which means that no underwriter has engaged in any due diligence activities to confirm the accuracy of the disclosure in the Offering Circular or to provide input as to this Offering price; we will attempt to sell the shares and there can be no assurance that all of the shares offered under the Offering Circular will be sold or that the proceeds raised from this Offering, if any, will be sufficient to cover the costs of this Offering; and there is no assurance that we can raise the intended Offering amount.

It is uncertain when the Common Shares will be listed on an exchange for trading, if ever.

No application is currently being prepared for the Common Shares to trade on a public market. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

Although to date we have not been subject to the continuous and timely disclosure requirements of Canadian securities laws or other rules, regulations and policies of a securities exchange or alternative trading system, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on a securities exchange or quoted on an alternative trading system. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of the Common Shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on a securities exchange or quoted on an alternative trading system on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on a securities exchange or quoted on an alternative trading system will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of the Common Stock and if the price of the Common Stock is less than $5.00, the Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Common Stock, and therefore stockholders may have difficulty selling the Common Shares.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing technology development; marketing and business development; working capital; general corporate purposes, including hiring additional personnel; and expenses of this Offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not end up yielding a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

We may become subject to the periodic reporting requirements for public reporting companies in the United States and Canada in the near future. Particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses that we have not incurred as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We may lose our status as a foreign private Company in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

The Company will cease to qualify as a “foreign private Company,” as defined in Rule 405 promulgated under the Securities Act and Rule 3b-4 promulgated under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50 percent of the outstanding Common Shares are directly or indirectly owned by residents of the United States. If we determine that we fail to qualify as a foreign private Company, the Company will cease to be eligible to avail itself of the forms and rules designated for foreign private Companies beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) promulgated thereunder, and, if the Company is required to register the Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic Company. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) promulgated under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S promulgated under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject the Company to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms or at all.

We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in the Common Shares will depend upon any future appreciation in their value. There is no guarantee that the Common Shares will appreciate in value or even maintain the price at which you purchased them.

We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers. We do not have a minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. We do not have any track record for self-underwritten Regulation A offerings, and there can be no assurance the Maximum Offering or any other amount will be sold in this Offering. There is no assurance that we will raise sufficient capital solely from this Offering to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Terms of subsequent financings, if any, may adversely impact investors’ investments.

We may have to engage in common equity or debt financings in the future. The rights and the value of each investor’s investment in the Common Shares could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. If we need to raise more equity capital from the sale of additional stock, institutional or other investors may negotiate terms at least as, and possibly more favorable than the terms of the investors’ investments.

We determined the offering price for the Common Shares being sold in this Offering.

We determined arbitrarily the price at which the Common Shares are being offered in this Offering. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Common Shares was derived as a result of internal decisions based upon various factors, including prevailing market conditions, the Company’s future prospects and the Company’s capital structure. The price does not necessarily accurately reflect the actual value of the Common Shares or the price that may be realized upon disposition of the Common Shares.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Each investor will suffer immediate and substantial dilution in the net tangible book value of the Common Shares the investor purchases in this Offering. Assuming an offering price of $1.50 per Common Share and that all 20,000,000 Common Shares are sold for estimated net proceeds of $29,270,000 (after deducting estimated offering expenses), investors purchasing Common Shares in this Offering will experience dilution of approximately $1.29 per Common Share in net tangible book value of the Common Shares. In addition, assuming the Maximum Offering amount is sold in this Offering, investors purchasing Common Shares will contribute over 86.3% of the total amount shareholders have invested in the Company since inception and will own approximately 12.6% of the Common Shares outstanding.

DILUTION

As at the date of this Offering Circular, an aggregate of 139,331,685 Common Shares are issued and outstanding. The price of the Common Shares under this Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Common Shares in this Offering will incur immediate dilution in the pro forma value of their Common Shares. This means that investors that purchase Common Shares will pay a price per share that exceeds the average per share value of the Company’s previously issued Common Shares.

The following table illustrates the approximate per share dilution to new investors, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Shares offering for sale in this Offering (after deducting our estimated offering expenses of $280,000, $430,000, $580,000, and $730,000, respectively):

	25%	50%	75%	100%
Offering Proceeds	$7,220,000	$14,570,000	$21,920,000	$29,270,000
Offering Price per Common Share	$1.50	$1.50	$1.50	$1.50
Pro forma net tangible book value per Common Share before the Offering(1)	$0.03	$0.03	$0.03	$0.03
Increase per Common Share attributable to investors in this Offering	$0.05	$0.10	$0.14	$0.18
Pro forma net tangible book value per Common Share after this Offering	$0.08	$0.13	$0.17	$0.21
Dilution to investors after this Offering	$1.42	$1.37	$1.33	$1.29

(1)	C$ converted to $ at a conversion rate of $0.80 per C$1.00.

The Company may from time-to-time issue additional Common Shares or other equity securities, which may result in dilution of existing shareholders if the Common Shares or other equity securities are sold at a price that is less than the average per share value of the Common Shares previously issued.

PLAN OF DISTRIBUTION

The Common Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act, for Tier 2 offerings, by the management of the Company on a “best-efforts” basis directly to purchasers who satisfy the requirements set forth in Regulation A. We have no minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements towards our offering (which include legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering), operating, technology development, marketing and business development expenses, as more specifically set forth in the “Use of Proceeds to the Company” beginning on page 18. There is no arrangement for the return of funds to investors if all of the Common Shares offered are not sold in this Offering.

This Offering will expire on the earlier of the date on which (1) the Maximum Offering is sold, or (2) the board of directors of the Company (the “Board”) elects to terminate this Offering.

There is no arrangement to address the possible effect of this Offering on the price of the Common Shares.

We reserve the right to offer the Common Shares through broker-dealers who are registered with FINRA. The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (the “Broker”), to provide broker-dealer services in connection with this Offering. The Broker’s services include the review of investor information, including Know Your Customer data, Anti-Money Laundering and other compliance checks, and the review of subscription agreements and investor information. As compensation for these services, we have agreed to pay the Broker a one-time consulting fee of $20,000, a one-time payment of $5,000 for the Broker’s out-of-pocket expenses, a one-time fee of $8,000 to FINRA as a pass-through expense of the Broker and a 1% commission on the aggregate amount raised by us in this Offering in the specified states, as described in the Amended and Restated Broker-Dealer Agreement between the Company and the Broker.

TAX CONSEQUENCES FOR EACH INVESTOR (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Generally speaking, Rule 3a4-1 under the Exchange Act, provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with a company that participate in an offering of the Company’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in this Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of this Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any company more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to Rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.

Subscription Procedure

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under the Securities Act, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

1.	If you decide to subscribe for the Common Shares in this Offering, you should complete the following steps:

2.	Go to a designated website, and click on the “Offering Circular” button;

3.	After reviewing the Offering Circular, click on the “Invest Now” button;

4.	Complete the online investment form;

5.	Electronically receive, review, execute and deliver to us a subscription agreement.

6.	Deliver funds directly by check, wire, credit card, electronic funds transfer via ACH, bitcoin (“BTC”) or ether (“ETH”) to the specified account or address; and

7.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. For all states in which the Broker is engaged, the Broker will review all subscription agreements completed by the investors, and the Company will review the subscription agreements in all other states. After the Broker or the Company, as applicable, has completed its review of a subscription agreement for an investment in the Company, the funds may be released from the designated account.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. The Company or the Broker, as applicable, will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered by investors will be deposited into an escrow account or digital wallet address at an escrow agent for the benefit of the Company. The Company has made arrangements with FundAmerica Securities LLC (the “Escrow Agent”) to place the funds received in a designated escrow account or digital wallet address with the Escrow Agent. Neither the Company nor the investor will be entitled to any interest during the time the funds are in the escrow account of the Escrow Agent.

All funds received by wire transfer will be made available to the Company immediately, but funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account. All funds received in BTC or ETH are generally converted only once per day into U.S. Dollars. As a result, such funds may not be converted into U.S. Dollars and made available to the Company on the same day received by the Escrow Agent.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, including any additional information requested by the Company to complete background checks, and in the event the Company receives subscriptions in excess of the Maximum Offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by credit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber. All refunds of subscriptions made in BTC or ETH shall be made in BTC or ETH, respectively. All funds received in BTC or ETH are generally converted only once per day into U.S. Dollars. All refunds made in BTC or ETH are generally converted only once per day from U.S. Dollars. As a result, such funds may not be refunded and made available to the Subscriber on the same day received by the Escrow Agent.

The Broker has not investigated the desirability or advisability of investment in the Common Shares nor approved, endorsed or passed upon the merits of purchasing the Common Shares. The Broker is not participating as an underwriter or placement agent and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon the Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering, and no investor should rely on the involvement of the Broker in this Offering as any basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or this Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared and the Company has directed the Escrow Agent to transfer those funds to the Company, the Company will instruct the Transfer Agent to issue Common Shares to the investor. The Transfer Agent will notify an investor when Common Shares are ready to be issued and the Transfer Agent has established an account for the investor.]

Transfer Agent

The Company has also engaged VStock Transfer, LLC, a registered transfer agent with the SEC (the “Transfer Agent”), who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The Company estimates the aggregate fee due to the Transfer Agent for the above services to be approximately $8,400 annually based on having more than 500 shareholders.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

USE OF PROCEEDS TO COMPANY

If the Maximum Offering is sold, the maximum gross proceeds from the sale of our Common Shares will be $30,000,000. As of the date of this Offering Circular, $0.00 has been raised under this Offering. The net proceeds from the total Maximum Offering is expected to be approximately $29,270,000, after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering).  The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

To account for a varying potential use of funds from the low to high ends of this range, we provide a summary of the net amount of proceeds net of offering expenses at the maximum raise amount, as well as at the 25%, 50%, 75%. 100% intervals. The planned use of the net proceeds to us at each of these intervals will then be detailed by category, with each category described in detail afterward.

Net Proceeds to Company by Interval of Funds Raised

	25%	50%	75%	100%
Gross Proceeds	$7,500,000	$15,000,000	$22,500,000	$30,000,000
Offering Expenses	$280,000	$430,000	$580,000	$730,000
Net Proceeds to Company	$7,220,000	$14,570,000	$21,920,000	$29,270,000

Use of Proceeds by Interval of Funds Raised

All figures provided in this table are estimates and are subject to change based on adjustments to our business plan.

	25%	50%	75%	100%
Global Support Structure and Back Office Compliance	$1,949,400	$3,933,900	$6,137,600	$9,366,400
Technology Build for New Products	$2,815,800	$5,682,300	$8,768,000	$12,293,400
Global Market Launch	$2,454,800	$4,953,800	$7,014,400	$7,610,200
Total	$7,220,000	$14,570,000	$21,920,000	$29,270,000

Operating Budget and Cash Reserves

Our operating or “burn” expenses for the first year of operation include, but are not limited to, staff payroll and consultant retainers, rent for any new office facilities, a standard technology stack of hardware, software and cloud resources for all personnel, routine legal and accounting professional fees and interest expense for credit facilities, which will amount to approximately $300,000 per month in aggregate. These expenses could include compensation to the Company’s executive officers, which would take precedence over the development of our products should we fail to raise sufficient funds to fully implement our business plans.

Technology Development

At the time of this Offering, our suite of product offerings, including our credit evaluation and expense management technologies, require further development in order for us to provide a minimum viable product. Further, additional development may be needed on an ongoing basis to adapt these products’ technologies to initial feedback from users, stakeholders, and regulators. These development funds will be used to finish development of the CAARY technologies for these products, facilitate continued development work, and enable development of potential new features.

Marketing and Business Development

The Company will undertake strategic initiatives to raise awareness of the CAARY brand and product. Such initiatives will include, but are not limited to, the retention of public relations professionals, presence at trade shows and conferences, and promotion through media advertising.

Disclaimers Regarding Use of Funds

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Our management will have broad discretion in the application of the net proceeds we receive from this Offering, and investors will be relying on the judgment of our management regarding the application and ultimate use of the net proceeds.

The Company reserves the right to alter the use of proceeds in this Offering without notice, except in circumstances in which such notice is required by law.

Although our business does not presently generate any cash, we believe that if we raise the maximum amount in this Offering, that we will have sufficient capital to finance our operations for at least the next twelve months. However, if we do not sell the maximum number of shares offered in this Offering, or if our operating, technology development, and/or marketing and business development costs are higher than expected, then we will need to obtain additional financing prior to that time. Further, we expect that during or after such twelve-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview of the Company

We are a FinTech company engaged in developing an innovative credit facility model utilizing a CAARY-branded business credit card issued on Mastercard’s global merchant network, as well as an integrated business expense management platform. We expect to release both products during the third quarter of 2021. Additionally, as part of our product offering, we are integrating a third party money transfer solution, similar to existing mobile payment apps and interbank payment networks such as CashApp, Interac, and Venmo, which will enable our customers to transfer up to $50,000 between holders of Mastercard or Visa debit payment cards as a fast, low-cost alternative to cheques, wire transfers, ACH deposits, and other traditional money transfer solutions. In addition to high transfer limits, our money transfer solution will enable transfers within Canada and internationally, unlike most existing solutions which are only available for domestic transfers. We expect to release our money transfer solution during the fourth quarter of 2021. While we will initially offer our products solely to Canadian SMEs, we may in the future offer our products to SMEs in the United States.

Several limitations presently exist for SMEs and their founders in Canada and the United States with respect to business credit cards offered by legacy financial institutions, including a common requirement for founders to provide a personal guarantee, fee schedules which often prove costly even with limited usage, credit card rewards programs which typically offer lower earning rates than personal credit cards, and costly and time-consuming money transfer options, among other shortcomings. Furthermore, although many advanced solutions for tracking and managing business expenses are currently offered to SMEs, most require a degree of manual reconciliation with minimal or no synchronization with an organization’s credit cards.

Our credit facility model will enable SMEs to obtain near-instant approval of business credit card applications. Uniquely, we will evaluate applications for business credit cards primarily based on the applicant’s cash balance history, current cash balance, cash flows, assets and holdings, as opposed to a personal guarantee. To mitigate credit risk, our customers may be required to maintain a certain balance of cash or assets at all times as a protective measure against potential credit events, which we anticipate will reduce default rates compared to industry averages. Additionally, we will offer an AI and cloud computing-driven business expense management platform, which will automate the organization and reconciliation of SME business expenses and integrate with common accounting platforms, including FreshBooks, NetSuite, Sage, QuickBooks, Wave, and Xero. Our money transfer solution will enable SMEs to send or receive money with faster turnaround times and higher transaction limits than most mainstream providers of small business financial services.

In addition to our credit facility model and integrated business expense management platform, we are currently developing reporting, analytics, and forecasting services for VC customers, as well as “white label” services allowing FinTech companies to utilize our user interface, decisioning engine, data ingestion capabilities, and branded card platform. These services will be made available at the discretion of our management based on actual or anticipated market demand. However, we currently expect to begin offering reporting, analytics, forecasting, and white label services during the first quarter of 2022.

Credit Facility Model

Landscape of SME Credit Cards in Canada

The “Big Five” Canadian banks, listed below, are the incumbent players in the country’s SME credit card market. Other domestic or “Schedule I” banks outside of the “Big Five” such as National Bank of Canada and Laurentian Bank of Canada also offer SME credit cards, as do subsidiaries of “Big Five” banks (e.g., Tangerine, a subsidiary of the Bank of Nova Scotia (“Scotiabank”), Simplii, a subsidiary of the Canadian Imperial Bank of Commerce (“CIBC”)), as well as foreign subsidiary or “Schedule II” banks, such as Amex Bank of Canada, a subsidiary of U.S.-headquartered bank American Express and HSBC Bank Canada, a subsidiary of U.K.-headquartered bank HSBC. A large segment of Canadian banking, primarily in Quebec and Western Canada, is also serviced by more than 440 credit unions (“caisse populaires” in French), many of which offer banking and credit cards for SMEs in competition with banks.

Canada’s “Big Five” banks are as follows:

●	Royal Bank of Canada (“RBC”);

●	Toronto-Dominion Bank (“TD”);

●	Scotiabank;

●	Bank of Montreal (“BMO”); and

●	CIBC.

As of 2021, there are more than 1.2 million SMEs in Canada, comprising around 98% of all businesses in the country and accounting for more than one fifth of all business spending nationwide.1 Despite this, out of 76.2 million credit cards issued on the Visa, Mastercard networks alone (not accounting for American Express cards), only between 600,000 and 700,000 (approximately 1%) are business credit cards for SMEs. We attribute this shortfall to a combination of the following factors:

●	lengthy and tedious application processes can deter SMEs and their founders from even attempting to apply for a business credit card;

●	stringent lending criteria with respect to business income and other factors result in the disqualification of approximately 40% of Canadian SME credit card applications;

●	most Canadian SME credit cards require a personal guarantee from the founder(s), creating a degree of personal liability that can be daunting to many entrepreneurs; and

●	virtually all Canadian SME credit card offerings have a mandatory annual fee for primary cards as well as each supplementary card, with relatively limited benefits compared to personal credit cards (e.g., lower cash back earning rate, fewer perks such as insurance coverage or airport lounge access).

In light of such hurdles, many SME founders and employees use personal credit cards for business expenses and seek reimbursement from the SME rather than apply for and use business credit cards. A 2020 study by Payments Canada found that more than 45% of Canadian SMEs used the owner’s personal credit card to pay business expenses.2 Unfortunately, use of personal credit cards creates an ongoing burden of manually reconciling expenses, as well as potential liabilities including employee misuse or damage to one’s personal credit rating as a result of increased usage.

We seek to overcome the main barriers to applying and qualifying for a business credit card as a SME through a simplified adjudication process which can issue same-day decisions based on the applicant’s cash balance history, current cash balance, cash flows, assets and holdings of the applicant entity, not a personal guarantee from the founder(s). To provide greater value to SMEs who use our business credit card, we have incorporated several innovative features, including near-instant issuance of virtual credit cards, a comprehensive range of self-serve card management options, and AI-driven expense tracking in which users can submit receipts or invoices through a smartphone app, email, or text message for automatic processing and reconciliation.

Application Adjudication Process

The CAARY application process follows a substantially similar series of steps to that of an application for an SME credit card from a legacy financial institution, in which information including but not limited to the below is requested:

●	standard “profile” data about the applicant entity (e.g., business name, address, website, industry, and year of incorporation);

●	standard “profile” data about the principals of the applicant entity (e.g., full name, date of birth, recent addresses, and phone number);

●	summary of the applicant entity’s assets and long-term liabilities (e.g., bank deposits, real estate and equipment owned, and existing credit facilities);

●	summary of the applicant entity’s income, expenses, and short-term liabilities (e.g., monthly revenues, fixed recurring expenses, and impending expenses); and

●	documents relating to information provided (e.g., photo identification of principals, articles of incorporation, and business banking statements).

[1]	Payments Canada, Canadian Payments: Methods and Trends 2020.
[2]	Payments Canada, Canadian Payments: Methods and Trends 2020.

Instead of placing the application “in queue” to review, our system can rapidly evaluate the application within 24 business hours of being received through a combination of automatic review (e.g., matching claimed liabilities to credit bureau reports) and manual review (e.g., inspecting financial statements) which will be conducted internally and by authorized third-party agencies, disclosed in the terms and conditions before submitting the application.

To facilitate these rapid approvals, applicant entities will generally be required to maintain a fixed amount of liquid cash in their primary business banking account as a surety against default. This amount will typically range from 200% to 400% of the credit limit granted, depending on the applicant’s credit worthiness (e.g., a credit limit of C$25,000 with a 50% holdings requirement would require the SME to have no less than C$12,500 in the account at all times), and can increase or decrease over time at our discretion based on established repayment history, changes to the SME’s income or credit rating, and other factors.

Issuance of Virtual and Physical Payment Cards

Once an application for a CAARY credit card is approved, we will notify the applicant entity by email. The email will contain an introductory message reiterating the applicant’s responsibilities and detailing next steps, including instructions for using CAARY credit card and its features, as well as issuing their first virtual CAARY credit card. Through the CAARY self-serve account administration dashboard, virtual credit cards can be issued in a manner that is comparable to creating new email accounts on an enterprise IT platform. These virtual credit cards can be used for online transactions (e.g., purchasing products or services through e-commerce) as well as in-person transactions by adding a CAARY credit card to a user’s smartphone through Apple Pay or Google Wallet. For example, an SME could apply for a CAARY credit card at 9:00 am on a given day, and potentially use a virtual CAARY credit card to pay for a business breakfast at 10:00 am on the same day.

The following image depicts the virtual CAARY credit card, as displayed on a customer’s smartphone:

Because virtual credit cards are not always possible or practical to use (e.g., for larger retail purchases exceeding the contactless payment limit), we will also offer physical credit cards at no cost to the SME. Requests for physical cards can generally be fulfilled within five to seven business days. Due to the material costs associated with producing and securely mailing physical payment cards, as well as the increased risks of issuing physical cards instead of virtual cards (e.g., misplacement, “skimming” by unscrupulous merchants), we may limit the number of physical payment cards issued to a CAARY customer at our discretion.

The following image depicts the physical CAARY credit card:

Both virtual and physical CAARY credit cards can be suspended, cancelled, and re-issued near-instantly using the CAARY dashboard at any time of day, as detailed in the next section.

Self-Serve Management of an SME’s CAARY Cards

Business credit cards issued by legacy financial institutions typically require changes of any kind to be made through customer service, as opposed to providing SMEs the ability to make changes themselves. As account management options for traditional business credit card accounts are typically limited, contacting customer service to make changes does not overly burden SMEs. However, because we will offer unique account management options to its SME customers , we will provide customers with an online dashboard allowing accounts and individual cards to be managed online without our involvement.

Our unique account management options include the following:

●	once a CAARY account has been established, cards can be issued, suspended, or cancelled through the dashboard as easily as creating an email account (e.g., if an employee is taking parental leave for six months, the customer’s bookkeeper can suspend that employee’s CAARY card for that period of time);

●	individual CAARY cards can have spending limits assigned to each of them, as opposed to a blanket limit for the entire account (e.g., a travelling account manager may be given a C$10,000 spending limit, whereas a short-haul delivery driver might be given a C$1,000 spending limit); and

●	individual CAARY cards can also have allowed and/or disallowed merchant categories as another method of preventing card misuse (e.g., the founder’s CAARY card may have no restrictions, whereas an entry-level technician’s card may be restricted to charges for equipment and software purchases or “petty cash” expenses in categories such as fast food and gasoline).

The following image depicts our online dashboard, which allows our customers to manage their accounts without our involvement:

We believe that by offering this level of control to SMEs, concerns regarding potential misuse of business credit cards can be addressed, thus enabling businesses to realize the benefits of corporate expense cards to simplify their finance workflows.

Rewards Program

On average, Canadian business credit cards offer approximately 1% to 1.25% cash back on qualified spend. The earning of such rewards is often offset by annual fees for accounts with low to medium spending volumes (e.g., if a card’s annual fee is C$150 with 1.25% cash back, the first C$12,000 in spend is a “wash”). Several Canadian business credit cards accumulate “points” or “miles,” which have limited or unclear value to the business.

CAARY credit cards will offer cash back at a rate of up to 2% on qualified spend (issued in the form of a statement credit), both to offer greater value to SMEs who use CAARY and to provide the benefit of simplicity in comparison to non-cash rewards programs. Because we will not charge annual fees on our entry-level cards, SMEs who use CAARY will be able to enjoy their cash rewards without any fixed expenses which would stand to reduce their net value.

At a later date, CAARY may form partnerships with merchants who are relevant to specific customer segments (e.g., building materials suppliers for construction companies), potentially creating value for both partner merchants and CAARY customers.

Business Expense Management Platform

Reporting Workflows

Typically, companies reconcile expenses by requiring persons incurring an expense to submit a receipt or invoice to a bookkeeper or accounting department requesting reimbursement of their own funds or justifying the expenditure of the company’s funds. Methods for doing so include submitting original paper copies of documentation or transmitting electronic versions of the same through email, cloud folders, or an intranet. The required effort on the “sender” and “recipient” sides of this equation can make expense management a significant burden for all parties involved. Moreover, such manual reconciliation of expense documentation has inherent liabilities from potential human error, as well as malicious intent such as invoice tampering or attempts to claim personal expenses as business expenses).

Our business expense management platform links directly to our credit card solution by enabling cardholders to submit expense documentation digitally immediately after incurring the expense through their smartphone. Cardholders can choose to receive notifications of an expense through our smartphone app, by SMS, or by email (user consent is required for each notification type in accordance with applicable privacy regulations). Each notification will provide the option to reply with a photograph or screenshot of a receipt or invoice, which is then processed in the cloud using our AI-driven engine, which can transmit data to a supported accounting platform. An example reporting workflow is provided below:

●	at 11:30 am on January 1, Linda orders a pizza lunch for her team from Joe’s Pizza and pays C$100.00 using her CAARY credit card;

●	the delivery driver provides Linda a copy of the receipt in paper form, which she retains for the purpose of reporting the expense;

●	upon the C$100.00 charge being posted to the SME’s CAARY account, Linda receives an SMS notification saying “CAARY: C$100.00 at Joe’s Pizza 11:30 am on January 1. Please reply with an invoice or receipt.”;

●	Linda would then use her smartphone to take a picture of the paper receipt, and send this picture in response to the SMS notification;

●	the CAARY system would then receive the image in relation to this transaction, and using artificial intelligence would detect key data points to include the date and time (January 1, 11:30 am), the transaction amount (C$100.00), and the merchant name (i.e., “Joe’s Pizza”);

●	if any data points are missing, documentation of the same would be requested (e.g., if the itemized receipt is for C$90.00 and does not show the C$10.00 gratuity paid to the driver, Linda will have the opportunity to submit a payment receipt which shows the C$10.00 gratuity); and

●	provided that all required data points are gathered, the expense would be reported to the SME’s accounting platform and Linda’s expense reporting obligation would be fulfilled with no further action required on her part.

The following image depicts or business expense management platform:

Surveillance of Transactions

As SMEs grow, so does the volume of their business expenses. During such growth, internal resources are typically devoted to day-to-day business activities, as opposed to monitoring and investigating the legitimacy of expenses charged to the company. Deficiencies in oversight of business expenses can become costly, especially if the detection of an illegitimate charge relies on small details (e.g., a restaurant bill from 9:30 pm, as opposed to a more typical time for a business meal). The AI that supports our business expense management platform can be programmed to detect potentially suspicious transactions based on these details, potentially prompting further investigation at the discretion of the SME. Over time, our business expense management platform stands to become more sophisticated in its ability to identify suspicious transactions or transaction patterns.

Synchronization with Accounting Platforms

After gathering and compiling data from submitted receipts or invoices, customers will have the ability to integrate with accounting platforms and input expense data in their preferred format. Through application programming interfaces, our business expense management platform will integrate with certain common accounting platforms, including the following:

●	FreshBooks;

●	NetSuite;

●	QuickBooks;

●	Sage;

●	Wave; and

●	Xero.

Future Product Offerings

Money Transfer Solution

We are integrating a third party money transfer solution similar to existing mobile payment apps or interbank payment networks such as CashApp, Interac, and Venmo, which will enable our customers to transfer up to $50,000 between holders of Mastercard or Visa debit payment cards as a fast, low-cost alternative to cheques, wire transfers, ACH deposits, and other traditional money transfer solutions. In addition to high transfer limits, our money transfer solution will enable transfers within Canada and internationally, unlike most existing solutions which are only available for domestic transfers. We expect to release our money transfer solution during the fourth quarter of 2021.

Traditional methods of transferring money between accounts present significant disadvantages, including uncertainty that cheques will clear, complexity of setting up direct deposits, and cost and processing time of wire transfers. As a result, in Canada, Interac e-Transfer has become a popular money transfer solution due to its speed (transfers are typically settled in less than one hour) and low cost (transfers typically cost C$1.50 or less). In 2018, Interac e-Transfer processed more than one million transactions per day in Canada.3 The main limitations of Interac e-Transfer are relatively low transaction limits (typically C$3,000 per day) and the requirement for sender and receiver accounts to be at Canadian financial institutions. CashApp and Venmo, which are available in the United States but not in Canada, present similar advantages and disadvantages.

Similar to the market gap in SME credit cards, we believe there is also a gap in money transfers which we intend to address through the CAARY technology by offering a money transfer solution to our SME customers.

Reporting, Analytics, and Forecasting Services

Through the spending activities and credit usage patterns of our clients, we will gather data, which could be valuable to VCs and other companies interested in alternative data sources to support market research, trend forecasting, risk management, and product development. In compliance with applicable regulations, as well as the terms and conditions of agreements with our clients, we intend to develop products and services to make this data available to such third parties. For example, a VC client may choose to isolate business spending behavior of SMEs in Alberta to determine the average transaction size for construction material purchases.

As this service is ancillary to our core business of credit issuance and expense management, we are yet to determine the exact models for reporting, analytics, and forecasting. However, we anticipate such models could be formed based on demand from clients in the early stages of our operations and once we are comfortable that we have a critical mass of data to share.

Reselling CAARY Under “White Label” Arrangements

Through our infrastructure of proprietary technology and interactions with in-house/contracted personnel and channel partners, we recognize that other market players may be interested in licensing our products in whole or in part on a “white label” basis. For instance, another FinTech company may wish to offer a payments card, business expense management platform, and money transfer solution using our technologies and resources, which could be resold by them in exchange for a licensing fee and/or a revenue share. As a result, in addition to our credit facility model and integrated business expense management platform, we are currently developing white label services allowing FinTech companies to utilize our user interface, decisioning engine, data ingestion capabilities, and branded card platform. These services will be made available at the discretion of our management based on actual or anticipated market demand. However, we currently expect to begin offering white label services during the first quarter of 2022.

[3]	Interac Reports, Three reasons millions of Canadians choose Interac e-Transfer every day.

Launch Strategy

During the third quarter of 2021, we will begin onboarding initial SME customers for the purpose of user acceptance testing (“UAT”) of our credit facility model and business expense management platform, which would enable us to evaluate the user experience and act upon feedback to refine various aspects of the CAARY technologies. After early-stage UAT has been completed, tentatively during the fourth quarter of 2021, we will begin efforts to commercialize CAARY to an audience of potential SME customers.

We expect to release our money transfer solution during the fourth quarter of 2021 and our reporting, analytics, and forecasting services for VC customers, as well as “white label” services allowing FinTech companies to utilize our user interface, decisioning engine, data ingestion capabilities, and branded card platform, during the first quarter of 2022. Additionally, while we will initially offer our products solely to Canadian SMEs, we may in the future offer our products to SMEs in the United States. Our proposed money transfer solution, reporting, analytics, and forecasting services, and white label services will be made available at the discretion of our management based on actual or anticipated market demand.

Competition

Upon release of our credit facility model and business expense management platform, we will compete with other companies that provide these services to SMEs in Canada. We compete with traditional banks, including, in Canada, RBC and CIBC, as well as numerous others in the United States. Traditional banks typically do not provide customers with a management platform. Additionally, though traditional banks offer credit cards, they present numerous challenges to SMEs and SME founders. For example, SME customers of traditional banks, unlike our customers typically:

●	must undergo personal credit history checks and provide personal guarantees as part of the credit card application process;

●	must visit to a local branch, sign multiple documents and undergo other complicated procedures in order to receive a credit card;

●	benefit from lower rewards and sign-up bonuses than consumer credit cards or must pay high fees to access better rewards;

●	have limited or no control over cardholder spending such as unique cardholder limitations on purchases;

●	have limited or no ability to directly issue or cancel employee credit cards;

●	must manually reconcile credit card spend and accounting systems;

●	have no access to a consolidated platform on which to monitor and report on the credit card spend for all card holders;

●	experience mis-matched payment cycles, with each unique card having a different payment cycle;

●	cannot customize billing cycles based on company revenue streams and growth;

●	must manually reconcile receipt capture and expense management capability with their core technology systems; and

●	must carry and use separate debit and credit cards.

In addition to legacy banks, we may also compete with other FinTech companies seeking to offer solutions to these challenges. Our direct competition in Canada is Float and we indirectly compete with lenders like ClearCo and Thinking Capital. For a description of risks related to competition, see “Risk Factors — We may face significant competition in Canada and in other markets where we decide to operate in the future, including the United States.”

Key Contracts

We have contractual relationships with four entities which we would consider to be key contracts with respect to the material role of these contracts to the viability of our business.

Mastercard

The Company entered into a brand agreement with Mastercard on June July 16, 2021 (the “Mastercard Agreement”) for an initial term of 60 months. The Mastercard Agreement enables the Company to issue virtual and physical credit cards on the Mastercard global payment network under a license from Mastercard International and integrate with a proprietary framework for automated business expense tracking and management.

Peoples Bank

The Company expects to enter into a sponsorship agreement with Peoples Trust Company, a Canadian financial services provider, on or about the date of this Offering Circular (the “Peoples Bank Agreement”) for an initial term of five years. The Peoples Bank Agreement will set forth the terms whereby the Peoples Trust Company will issue Mastercard credit cards on behalf of the Company to the Company’s customers in Canada as a “sponsor bank” under license from Mastercard international. Peoples Trust will manage the Company’s obligation towards Mastercard, including ensuring compliance with Mastercard standards and applicable regulations.

i2c

The Company entered into a services agreement with i2c, inc. to provide credit card transaction processing and settlement services on December 30, 2020 for an initial term of 60 months (the “i2c Agreement”). The i2c Agreement also provides several back-office operations as a service to the Company on an as-needed basis. In this capacity, i2c provides the system infrastructure or “rails” to settle transactions with Mastercard and transmit data in accordance with payment network protocols.

Intellectual Property

The proprietary elements of the CAARY technologies are our intellectual property, and could potentially be patented at a later date.

At this time, we have active Canadian trademark applications for the following terms;

●	CAARY;

●	“Unicorn” (in relation to our offerings); and

●	“Unicorn Status” (in relation to our offerings).

The above terms have applications in the United States as well, however our application for a trademark on CAARY in the United States is “suspended” as of February 16, 2021.

Employees / Consultants

The Company’s personnel presently consists of four full-time employees, six full-time contractors and six part-time contractors. We plan to engage additional contractors from time to time on an as-needed basis to consult with us on specific corporate affairs or to perform specific tasks in connection with our technology development, marketing and business development activities.

Regulation

Anti-Money Laundering and Anti-Terrorist Financing Laws; Economic Sanctions Laws

Once the Company starts offering money transfer solutions (as described above), we expect to be subject to Canadian anti-money laundering and anti-terrorist financing laws and regulations, which will require us to register with the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”) as a Money Services Business (“MSB”). Applicable legislation includes Canada’s Proceeds of Crime (Money Laundering) and Terrorist Financing Act (“PCMLTFA”) and regulations made thereunder. Reporting entities that are subject to the PCMLTFA, including MSBs, are required to implement an anti-money laundering compliance program and appoint a compliance officer that ensures compliance with the PCMLTFA. A reporting entity’s obligations further include, but are not limited to, verifying the identity of its customers based on applicable “know-your-customer” requirements, conducting ongoing transactional monitoring to detect suspicious activity, implementing robust record-keeping systems, and submitting Suspicious Transaction Reports to FINTRAC following the detection of suspicious financial transactions.

The Company will also comply with economic sanctions administered and enforced by Canadian government authorities that prohibit dealings with designated persons, including the Special Economic Measures Act, the Justice for Victims of Corrupt Foreign Officials Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act administered by Global Affairs Canada, and the Regulations Establishing a List of Entities under the Criminal Code administered by the Department of Public Safety and Emergency Preparedness.

Personal Data Handling

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. Once we implement our credit facility model and business expense management platform, we will receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from our customers. Applicable governmental regulation will include Canada’s Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”) and substantially similar provincial laws, which govern how private sector organizations collect, use and disclose personal information in the course of commercial activities. PIPEDA gives individuals the right to access and request correction of their personal information collected by such organizations. PIPEDA requires compliance with the Canadian Standard Association Model Code for the Protection of Personal Information. Most Canadian provinces also have laws dealing with consumer reporting. These laws typically impose an obligation on credit reporting agencies to have reasonable processes in place to maintain the accuracy of the information, place limits on the disclosure of the information and give consumers the right to have access to, and challenge the accuracy of, the information.

In order to comply with our obligations under PIPEDA and similar provincial laws, we have implemented a data retention and privacy policy, which has been approved and is subject to periodic audit by Peoples Trust Company. Additionally, all employees will undergo a tailored training program designed to address our personal data handling obligations.

Except as disclosed in this Offering Circular, we are not, and do not expect to be, subject to any regulations that are reasonably likely to have a material impact upon our future financial performance.

Legal Proceedings

There are currently no legal proceedings against the Company.

DESCRIPTION OF PROPERTY

We do not own any facilities and do not expect to do so in the immediate future. We lease an office at 1300 Cornwall Road, Suite 201-204, Oakville, Ontario L6J 7W5, Canada, and all of the Company’s personnel operate from such office or virtually from remote locations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read together with its financial statements and related notes appearing elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this Offering Circular, including information with respect to the Company’s plans and strategy for its business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” section of this Offering Circular for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

The Company was incorporated on October 4, 2019, as a “Federal” corporation under the laws of Canada and domiciled in the Province of Ontario. The Company’s fiscal year ends on September 30.

The Company is a FinTech company engaged in developing an innovative credit facility model utilizing a CAARY-branded business credit card issued on Mastercard’s global merchant network, as well as an integrated business expense management platform. We expect to release both products during the third quarter of 2021. Accordingly, to date, the Company has not generated any revenues from its planned operations.

As a Canadian incorporated and resident company, the Company’s financial statements are prepared using IFRS accounting principles, which are different from the accounting principles under U.S. GAAP. IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers to prepare and file their financial statements in accordance with IFRS rather than U.S. investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of the Company’s financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Operating Results

Operating Results for the Nine Months Ended June 30, 2021

The tables below set out certain selected financial information regarding the operations of the Company for the periods indicated. The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company’s consolidated financial statements and related notes for the nine months ended June 30, 2021.

Nine months ended June 30, 2021
(C$, unaudited)
Revenue	—
Loss and comprehensive loss	(1,992,127)
Basic net loss per Common Share	(0.01)

As at June 30, 2021
(C$, unaudited)
Total assets	5,677,245

To date, the Company has not generated any revenues from its planned operations. For the nine months ended June 30, 2021, the Company reported a net loss of C$(1,992,127), or C$(0.01) per share, attributable to operating expenses consisting primarily of consulting fees (C$(1,196,516)), contractor fees (C$(412,478)) and professional fees (C$(243,132)). The Company anticipates that operating expenses will continue to rise as the Company continues to develop its business operations.

The Company’s total assets as at June 30, 2021 were C$5,677,245, consisting primarily of cash and subscription receivable, as compared to C$100 for the period from October 4, 2019 to September 30, 2020. This increase in total assets was attributable to the completion of issuances of Common Shares on December 15, 2020, March 9, 2021 and June 30, 2021, as described under “— Liquidity and Capital Resources” below.

Operating Results for the Period from October 4, 2019 (Date of Incorporation) to September 30, 2020

The tables below set out certain selected financial information regarding the operations of the Company for the periods indicated. The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company’s consolidated financial statements and related notes for the period from October 4, 2019 (date of incorporation) to September 30, 2020.

Period from October 4, 2019 (date of incorporation) to September 30, 2020
(C$, audited)
Revenue	—
Loss and comprehensive loss	(695,224)
Basic net loss per Common Share	(6,952)

As at September 30, 2020
(C$, audited)
Total assets	100

To date, the Company has not generated any revenues from its planned operations. For the period from October 4, 2019 (date of incorporation) to September 30, 2020, the Company reported a net loss of C$(695,224), or C$(6,952) per share, from operating expenses, primarily consisting of consulting fees (C$(450,896)), contractor fees (C$(134,523)) and professional fees (C$(106,063)).

The Company’s total assets as at September 30, 2020 were C$100, consisting of other receivables.

Liquidity and Capital Resources

As at June 30, 2021, the Company had C$3,949,167 in cash. Currently, the Company’s working capital requirements are approximately C$250,000 per month. To date, in order to funds its ongoing operations, the Company has completed the following issuances of Common Shares:

●	On December 15, 2020, the Company issued 105,000,000 Common Shares at a price of C$0.005 per share. The aggregate gross proceeds were approximately C$525,000.

●	On March 9, 2021, the Company issued 16,360,000 Common Shares under a private placement arrangement at an offering price of C$0.10 per share. The aggregate gross proceeds were approximately C$1,636,000.

●	On June 30, 2021, the Company completed a subscription round by issuing 10,950,000 Common Shares for C$0.25 per share for gross proceeds of C$2,737,500. On June 30, 2021, the Company completed a subscription round by issuing 6,021,345 common shares for $0.20 per share for gross proceeds of $1,204,269.

●	On June 30, 2021, the Company completed a crowdfunding subscription round by issuing 900,340 Common Shares for C$0.25 per share for gross proceeds of C$225,085.

Our total capital as at June 30, 2021, which reflects the above transactions, is set forth in the table below.

As at June 30, 2021
(C$, unaudited)
Cash and cash equivalents	3,949,167
Net (cash)	3,949,167
Total stockholders (deficit) equity	(2,687,351)
Total capital	1,261,816

On May 5, 2021, the Company entered into a share option agreement (the “Share Option Agreement”) with Venport Holdings Inc., a corporation incorporated under the laws of the Province of Ontario (“Venport”). Pursuant to the terms of the Share Option Agreement, Venport acquired an option to purchase 10,000,000 Common Shares (the “Option Shares”) at an option price of C$0.25 per Option Share. As consideration for the Company’s entry into the Share Option Agreement, Venport paid C$500,000. As of the date of this Offering Circular, Venport has not exercised its option to acquire the Option Shares.

Since the Company has not commenced revenue generating operations, we may require additional capital for the development of our business operations and commercialization of the products we are currently developing or may develop in the future. See “Risk Factors — We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.”

As of September 30, 2020 and June 30, 2021, the Company had no material commitments for capital expenditures.

Plan of Operations

We are a FinTech company engaged in developing an innovative credit facility model utilizing a CAARY-branded business credit card issued on Mastercard’s global merchant network, as well as an integrated business expense management platform. We expect to release both products during the third quarter of 2021. Additionally, as part of our product offering, we are developing a money transfer solution similar to existing mobile payment apps and interbank payment networks such as CashApp, Interac, and Venmo, which will enable our customers to transfer up to $50,000 between holders of Mastercard or Visa debit payment cards as a fast, low-cost alternative to cheques, wire transfers, ACH deposits, and other traditional money transfer solutions. In addition to high transfer limits, our money transfer solution will enable transfers within Canada and internationally, unlike most existing solutions which are only available for domestic transfers. We expect to release our money transfer solution during the fourth quarter of 2021. While we will initially offer our products solely to Canadian SMEs, we may in the future offer our products to SMEs in the United States.

In addition to our credit facility model and integrated business expense management platform, we are currently developing reporting, analytics, and forecasting services for VC customers, as well as “white label” services allowing FinTech companies to utilize our user interface, decisioning engine, data ingestion capabilities, and branded card platform. These services will be made available at the discretion of our management based on actual or anticipated market demand. However, we currently expect to begin offering reporting, analytics, forecasting, and white label services during the first quarter of 2022.

Our technologies and services offerings are described in greater detail in “Description of Business” above together with a detailed description of our entire business.

Based on our current financial resources, our expected level of operating expenditures and the net proceeds of this Offering (assuming such net proceeds exceed approximately $5,000,000), we believe that we will be able to fund our projected operating requirements for at least the next 12 months. Thereafter, we will need to obtain additional financing to fund ongoing operations.

Trend Information

The Company is currently developing its credit facility model, business expense management platform and reporting, analytics and forecasting services and has not commenced revenue generating operations. As a result, we are unable to identify and comment on significant recent trends in production, sales and inventory, the state of the order book and costs and selling prices since the latest financial year, nor are we able to identify and comment on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company’s net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Investors should review statements made in this Offering Circular under “Risk Factors” and “Description of Business” for additional information about the Company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s executive officers, significant personnel and directors as of the date of this Offering Circular:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part-Time Personnel
Executive Officers:
John MacKinlay	Chief Executive Officer	56	n/a	n/a
Steve Apostolopoulos	Co-Founder and President	40	n/a	n/a
Jason Sawyer	Co-Founder, Corporate Secretary and Treasurer	49	n/a	n/a
Significant Employees:
Khurram Khalil	Chief Operating Officer	50	n/a	n/a
Salil Vijay	Chief Product Officer	43	n/a	n/a
Saim Zuberi	Chief Technology Consultant and Head of Technology Partnerships	40	n/a	n/a
Directors:
Steve Apostolopoulos	n/a	40	n/a	n/a
Jason Sawyer	n/a	49	n/a	n/a

With the exception of Steve Apostolopoulos and Jason Sawyer, all of the above-listed officers and significant employees are serving the Company under consulting agreements. We are currently preparing to transition all such officers and significant employees to employment agreements.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors, executive officers or significant employees have been involved in any transactions with us or any of our directors, executive officers, significant employees, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

John MacKinlay, Chief Executive Officer

John MacKinlay has been a senior practitioner in the Financial Services arena for over 25 years. He focuses in Fintech, and both Payments and Innovative Lending products. Mr. MacKinlay has 25 years of experience in the IT and Financial Services industries as an entrepreneur, executive, investor, senior advisor and board member. Mr. MacKinlay recently led the Financial Services platform for OMERS Growth Equity where he undertook investing in technology enabled Financial Services firms and developing the thesis and strategy around growth. Mr. MacKinlay previously led PwC Canada’s Financial Services Consulting Practice, corporate development for a large global bank and the FS Strategy Practice for IBM Canada.

Mr. MacKinlay has a Bachelor of Science in Biology from Dalhousie University and a Masters of Business Administration from Saint Mary’s University, both in Halifax, Nova Scotia.

Steve Apostolopoulos, Co-Founder, President and Director

Steve Apostolopoulos is our Co-Founder, President and a Director on the Board. Mr. Apostolopoulos is currently also the Managing Partner of Triple Group of Companies, a Toronto-based full service real estate firm specializing in the purchase, leasing, development and management of commercial space. He is also the Co-Founder and Chief Development Officer of Triple Properties, a privately owned enterprise engaged in real estate investment, development, asset management and leasing. Mr. Steve Apostolopoulos is the founder of Six Ventures Inc., a private equity and venture fund. Mr. Apostolopoulos contributes to a wide variety of philanthropic organizations with his family.

Jason Sawyer, Co-Founder, Corporate Secretary/Treasurer and Director

Jason Sawyer is our Co-Founder, Corporate Secretary/Treasurer and a Director on the Board. Mr. Sawyer is a 28 year veteran of the alternative investment business and currently the General Manager of Access Alternative Group S.A., a Nassau, Bahamas based venture investment and advisory firm. AAG has led and maintains investments in early-stage software, fintech, clean energy, natural resource, fitness and oil & gas companies.

Khurram Khalil, Chief Operating Officer

Khurram Khalil is our Chief Operating Officer. Mr. Khalil currently also serves as Director (Payments Strategy, Vendor and Program Management) at Meridian Credit Union. He previously served as Director (Product and Valuation Services) at FCT, Director of Program Management at TSYS Migration, Director (Strategic Initiatives) at CIBC, Director (Data Strategy and Delivery) at Scotiabank and Program Manager at Oracle, among other roles.

Mr. Khalil received a Bachelor of Arts in Economics and Journalism from the University of Central Punjab, a Master of Business Administration in investments and securities at the Imperial College of Business Studies and a Masters in Computer Sciences at Preston University.

Salil Vijay, Chief Product Officer

Salil Vijay is our Chief Product Officer. Mr. Vijay previously served as Product Director (Retail and Digital Lending) at RBC and in a variety of roles at CIBC, including Director (Product Management and Loyalty Marketing – Aeroplan Products), Director (Product and Business Development – Unsecured Lending) Director (Retail Channel Strategy and Analytics) and Senior Manager (Decision Management Cards), as well in various roles at American Express and HSBC, among others.

Mr. Vijay received a Bachelor of Engineering degree in Mechanical Engineering from Punjab University and a Master of Business Administration in Entrepreneurship and Finance from the University of Victoria.

Saim Zuberi, Chief Technology Consultant and Head of Technology Partnerships

Saim Zuberi is our Chief Technology Consultant and Head of Technology Partnerships. Mr. Zuberi previously served as Country Manager for Pakistan and the Middle East and North Africa, as well as in other roles, at M3 Technologies. He currently serves as the Chief Executive Officer at TMT Ventures.

Mr. Zuberi received a Bachelor of Engineering from NED University of Engineering and Technology.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors, executive officers or significant employees have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Family Relationships

There are no familial relationships among any of our directors, officers or significant employees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company was incorporated on October 4, 2019. For the fiscal year ending September 30, 2021, we expect to compensate our highest paid officers and directors as follows:

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Executive Officers:
John MacKinlay	Chief Executive Officer	—	6,000,000 Stock Options(1)	—
Steve Apostolopoulos	President	—	—	—
Jason Sawyer	Corporate Secretary and Treasurer	—	—	—

(1)	Issued to Mac Capital Co Advisory Ltd., a corporation controlled by John MacKinlay. The stock options are exercisable at an exercise price of C$0.10 per share for a period of five (5) years from January 1, 2021, and vest as follows: 2,000,000 on January 1, 2022; 2,000,000 on the achievement of certain performance milestones; and 2,000,000 on the achievement of certain other performance milestones.

Director and Executive Officer Compensation

We have two directors. We currently do not pay our directors any cash compensation for their services as directors.

Personnel Agreements, Arrangements or Plans

We have a 10% rolling incentive stock option plan (the “Stock Option Plan”) to attract, retain and motivate directors, officers, employees, consultants and persons engaged to provide ongoing management or other services by providing them with the opportunity, through share options, to acquire a proprietary interest in the Company and benefit from its growth.

The number of Common Shares reserved for issue under the Stock Option Plan may not exceed 10% of the issued and outstanding Common Shares of the Company at any given time. The options granted under the Stock Option Plan are non-assignable and may be granted for a term not exceeding ten years. Options may be granted under the Stock Option Plan only to directors, officers, employees, consultants and other service providers subject to the rules and regulations of applicable regulatory authorities and any Canadian stock exchange upon which the Common Shares may be listed or may trade from time to time. The exercise price of options issued under the Stock Option Plan may not be less than the market price of the Common Shares at the time the option is granted as determined by the Board in its sole discretion.

Additionally, the Company entered into a milestone/bonus agreement with Access Alternative Group S.A. (“AAG”), a Nassau, Bahamas based venture investment and advisory firm, on January 4, 2021 (the “AAG Agreement”). Jason Sawyer is the General Manager and Principal of AAG. Pursuant to the AAG Agreement, the Company will award AAG C$150,000 on the first to occur of (i) the launch of our credit facility model and business expense management platform; (ii) the raise of C$5,000,000 in post-seed round capital; or (iii) December 15, 2021 (provided we have launched our credit facility model and business expense management platform and, if not, then at the time we launch such products).

Except as otherwise disclosed in this Offering Circular, as of the date of this Offering Circular, the Company has not entered into any plan or arrangement with any of its directors or executive officers concerning compensation to be made in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of the Common Shares as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of September 30, 2020, there were 100 Common Shares issued and outstanding. As of the date of this Offering Circular, there are 139,331,685 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all the Common Shares shown as beneficially owned by them.

Unless otherwise stated, the business address of each benefit holder identified in the table below is 1300 Cornwall Road, Suite 201-204, Oakville, Ontario L6J 7W5, Canada. 139,331,685

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Stavros (Steve) Apostolopoulos(2)	52,500,000 Common Shares	37.7%
Jason Sawyer(3)	52,500,000 Common Shares	37.7%

(1)	This Offering Statement does not contemplate that any of our current listed shareholders will acquire any additional Common Shares as part of this Offering.
(2)	Held through Worthington Insurance Corp., a private company controlled by Stavros Apostolopoulos.
(3)	Held through Access Alternative Group S.A., a private company controlled by Jason Sawyer.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

The Company entered into a milestone/bonus agreement with AAG. For additional information regarding the AAG Agreement, see “Compensation of Directors and Executive Officers — Personnel Agreements, Arrangements or Plans.”

Except as set forth above, there has not been, nor is there currently proposed, any transaction in which we are or were a participant and the amount involved exceeds the lesser of $120,000 or 1% of the total assets for the years ended December 31, 2019 and 2020, and in which any of our directors, executive officers, holders of more than 10% of the Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest, other than compensation arrangements, which include equity and other compensation, termination, change in control, consulting and other arrangements, which are described under “Compensation of Directors and Executive Officers.”

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of the Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and Bylaws. For more detailed information, please see our Articles of Incorporation that have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company’s Articles of Incorporation, as amended (the “Articles”) provide that our authorized capital consists of (i) an unlimited number of Common Shares, without par value, (ii) an unlimited number of Class B Common Shares, without par value; and (iii) an unlimited number of Class C Special Shares, without par value.

As of the date of this Offering Circular, the Company has 139,331,685 Common Shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to The Common Shares

The Business Corporations Act (Canada) provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

●	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

●	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our company, to share equally in the remaining property of the Company on liquidation, dissolution or winding-up of our company; and

●	the Common Shares are entitled to receive dividends if, as, and when declared by the Board.

The Common Shares do not have any conversion rights, and they are not subject to any redemption rights or liability for further calls or assessment.

The provisions in the Articles attaching to the Common Shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares.

With the exception of special resolutions (e.g., resolutions in respect of fundamental changes to the Company, including: change of the Company’s name, the sale of all or substantially all of the Company’s assets, a merger or other arrangement or an alteration to the Company’s authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Business Corporations Act (Canada) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Canada as the directors determine or, in the absence of such a determination, at the place where the registered office of our company is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that such Court directs.

Pursuant to our Bylaws, the quorum for the transaction of business at a meeting of our shareholders is at least two persons who are, or who represent by proxy, two or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

Fully Paid and Non-Assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

The Common Shares will be transferable following the termination of any transfer hold periods under applicable law.

The securities to be issued in connection with this Offering will be subject to a statutory hold period in Canada in accordance with Section 2.5(2)(3)(ii) of National Instrument 45-102 – Resale of Securities, as follows: “Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months, and a day after the later of (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory.”

Investors in this Offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Penny Stock Regulation

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the investor in such securities and have received the investor’s written consent to the transaction prior to the investment. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Common Shares immediately following this Offering may be subject to such penny stock rules, investors in this Offering may find it more difficult to sell the Common Shares in the secondary market.

Absence of Public Market

We are an alternative reporting company under Regulation A, Tier 2 of the Securities Act. There is no public trading market for the Common Shares. No application is currently being prepared for the Common Shares to be listed on a securities exchange or quoted on an alternative trading system. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. (See “Risk Factors” beginning on page 5).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to the Common Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

CAARY CAPITAL LTD.

Page
Unaudited condensed interim financial statements of CAARY Capital Ltd. as at June 30, 2021 and for the three and nine months ended June 30, 2021	F-2
Independent Auditors Report	F-16
Audited financial statements of CAARY Capital Ltd. as at September 30, 2020 and for the period from October 4, 2019 (date of incorporation) to September 30, 2020	F-17

Caary Capital Ltd.

Condensed Interim Financial Statements

For the three and nine months ended June 30, 2021

(Expressed in Canadian Dollars, except as otherwise noted)

(Unaudited)

Caary Capital Ltd.

Condensed Interim Statement of Financial Position

As at June 30, 2021 and September 30, 2020

	June 30, 2021 (unaudited)	September 30, 2020
	$	$

Assets

Current assets
Cash	3,949,167	-
Other receivables	100	100
GST/HST receivable	69,362	-
Loan receivable – Peoples Trust	3,000	-
Prepaid expenses and other	64,537	-
Subscription receivable	1,581,089	-
	5,667,255	100
Property and equipment	9,990	-
Total Assets	5,677,245	100

Liabilities

Current liabilities
Accounts payable	99,003	458,125
Accrued liabilities	76,109	53,106
Promissory note (Note 7)	297,093	183,993
Total Liabilities	472,205	695,224

Shareholders’ equity / (deficiency)

Capital stock	6,622,397	100
Share based payment reserve	1,264,175	-
Warrants reserve	5,819	-
Deficit	(2,687,351)	(695,224)
	5,205,040	(695,124)

Total liabilities and shareholders’ equity/ (deficiency)	5,677,245	100

Approved on behalf of the Board of Directors

(signed) “Jason Sawyer”, Director	(signed) “Stavros Apostolopoulos”, Director

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Condensed Unaudited Interim Statement of Changes in Shareholders’ Equity / (Deficiency)

For the nine months ended June 30, 2021

	Number of common shares	Share capital	Share based payment reserve	Warrants reserve	Deficit	Total shareholders’ equity / (deficiency)
		$	$	$	$	$
Balance – September 30, 2020	100	100	-	-	(695,224)	(695,124)
Shares issued for cash (Note 4)	16,360,000	1,636,000	-	-	-	1,636,000
Shares issued for cash (Note 4)	17,871,685	4,442,116	-	-	-	4,442,116
Share issuance costs		(5,819)	-	5,819	-	-
Share purchase option premium (Note 10)	-	-	500,000	-	-	500,000
Share based compensation	-	-	764,175			764,175
Shares issued for services (Note 4)	105,100,000	550,000	-	-	-	550,000
Deficit	-	-			(1,992,127)	(1,992,127)

Balance – June 30, 2021	139,331,685	6,622,397	1,264,175	5,819	(2,687,351)	5,205,040

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Condensed Unaudited Interim Statement of Loss and Comprehensive Loss

For the three and nine months ended June 30, 2021

	Three months ended June 30, 2021	Nine months ended June 30, 2021
	$	$
Expenses

Professional fees	65,744	243,132
Contractor fees	231,666	412,478
Consulting fees	482,668	1,196,516
Commission fees	26,179	50,899
General and administrative	30,810	53,315
Share-based compensation	34,069	34,069
Foreign exchange loss	1,624	1,718

Loss and comprehensive loss for the period	872,760	1,992,127

Weighted average number of common shares – basic and diluted	121,603,922 shares	84,558,677 shares

Loss per share – basic and diluted	$(0.00)	$(0.01)

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Condensed Unaudited Interim Statement of Cash Flows

For the three and nine months ended June 30, 2021

	Three months ended June 30, 2021	Nine months ended June 30, 2021
	$	$
Operating activities
Net loss for the period	(872,760)	(1,992,127)
Add:
Share-based compensation	34,069	34,069
Consulting expense	286,992	730,106
Net changes in non-cash working capital balances related to operations:
Prepaids and other	(64,537)	(64,537)
GST/HST receivables	(35,739)	(69,362)
Promissory note (Note 7)	-	113,100
Note receivable	(3,000)	(3,000)
Accounts payable	(75,234)	(359,122)
Accrued liabilities	44,009	23,003

	(686,200)	(1,587,870)

Investing activities
Property and equipment 525,000	(9,990)	(9,990)

Financing activities
Shares issued for services (Note 4) 525,000	25,000	550,000
Share purchase option premium received	500,000	500,000
Shares issued for cash (Note 4)	2,861,027	4,497,027
	3,386,027	5,547,027

Increase in cash	2,689,837	3,949,167
Cash – beginning of period	1,259,330	-

Cash – end of period	3,949,167	3,949,167

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

1.	Nature of operations

Caary Capital Ltd. (the “Company”) was incorporated under the Canada Business Corporations Act on October 4, 2019 as Caary Capital Ltd. The Company is a financial technology company with a mission to transform and streamline credit and banking for businesses by reimagining products, processes and the client experience. The Company offers a digital corporate card that incorporates expense management and spend control tools designed to maximize efficiency.

The Company is devoting all of its present efforts to securing and establishing a new business and its planned principal operations have not commenced. Accordingly, no revenue has been derived during the period. The Company is incorporated and domiciled in Canada.

2.	Significant accounting policies

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The disclosures contained in these condensed interim financial statements do not contain all requirements of IFRS and should be read in conjunction with the annual financial statements for the period ended September 30, 2020. The financial statements were approved by the Board of Directors on July 30, 2021.

The accounting policies applied in these unaudited condensed interim financial statements are consistent with those disclosed in Note 2 to the annual financial statements for the period ended September 30, 2020.

Income taxes

Income tax expense consists of current and deferred tax expense. Current and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive loss.

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability is settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

2.	Significant accounting policies (continued)

Income taxes (continued)

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

●	Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit; and

●	In respect of taxable temporary differences associated with investments in subsidiaries, and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled by the parent, or venture and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

●	When results from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●	In respect of deductible temporary differences associated with investments in subsidiaries, and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

Loss per share

Basic loss per share (“EPS”) is computed by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted EPS reflects the potential dilution that could occur from common shares issuable through the exercise or conversion of stock options, restricted stock awards, warrants and convertible securities. In certain circumstances, the conversion of options is excluded from diluted EPS if the effect of such inclusion would be anti-dilutive. The dilutive effect of stock options is determined using the treasury stock method.

Management estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results may differ from those estimates.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

2.	Significant accounting policies (continued)

Financial instruments

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

●	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash, other receivables, and GST/HST receivable.

●	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

●	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets mandatorily measured at fair value through profit or loss.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

2.	Significant accounting policies (continued)

Financial instruments (continued)

Classification and subsequent measurement (continued)

●	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

The Company measures all equity investments at fair value. Changes in fair value are recorded in profit or loss.

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of financial assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

2.	Significant accounting policies (continued)

Financial instruments (continued)

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

Classification and subsequent measurement

Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expire.

3.	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company. The Company considers capital to be shareholders’ equity. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

4.	Shareholders’ equity

The Company is authorized to issue an unlimited number of Class A common shares, without nominal or par value.

	Number of shares	Amount
	#	$
Balance – September 30, 2020	100	100
Shares issued for services (i)	105,099,900	550,000
Shares issued for cash (ii)	16,360,000	1,636,000
Shares issued for cash (iii)	17,871,685	4,442,116
Balance – June 30, 2021	139,331,685	6,628,216

(i)	On December 15, 2020, the Company issued 105,000,000 common shares for a price of $0.005 each in exchange for services rendered to the Company by management. There were no warrants granted during the period.

(ii)	On March 9, 2021, the Company completed its seed round subscription by issuing 16,360,000 common shares for $0.10 per share for gross proceeds of $1,636,000.

(iii)	On June 30, 2021, the Company completed a subscription round by issuing 10,950,000 Class A Common shares for $0.25 per share for gross proceeds of $2,737,500. On June 30, 2021, the Company completed a subscription round by issuing 6,021,345 common shares for $0.20 USD per share for gross proceeds of $1,204,269 USD.

On June 30, 2021, the Company completed a subscription round by issuing 900,340 common shares for $0.25 per share for gross proceeds of $225,085.

5.	Share-based payment reserve

Share based payment reserve

The Company has an incentive stock option plan (the “Stock Option Plan”) to attract, retain and motivate directors, officers, employees, consultants and persons engaged to provide ongoing management or other services by providing them with the opportunity, through share options, to acquire a proprietary interest in the Company and benefit from its growth.

The number of common shares reserved for issue under the Stock Option Plan may not exceed 10% of the issued and outstanding Common Shares of the Company at any given time. The options granted under the Stock Option Plan are non-assignable and may be granted for a term not exceeding ten years. Options may be granted under the Stock Option Plan only to directors, officers, employees, consultants and other service providers subject to the rules and regulations of applicable regulatory authorities and any stock exchange upon which the Common Shares may be listed or may trade from time to time.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

6.	Share-based payment reserve (continued)

Share based payment reserve (continued)

During the three and nine-months ended June 30, 2021, the Company had the following stock options outstanding:

Measurement date	Number of options	Weighted average exercise price
	#	$
Balance, September 30, 2020	-	-
Granted	22,750,000	0.17
Exercised	-	-
Expired	-	-
Forfeited	-	-
Balance, June 30, 2021	22,750,000	0.17

The fair value of the share options granted during the period were determined using the black-Scholes option pricing model with the following weighted average assumptions:

	January 1,	February 15,	March 8,	April 6,	May 5,	June 15,
	2021	2021	2021	2021	2021	2021
Stock price	$0.10	$0.10	$0.10	$0.10	$0.10	$0.25
Exercise price	$0.10	$0.10	$0.10	$0.10	$0.10	$0.25
Expected volatility	80.00%	80.00%	80.00%	80.00%	80.00%	80.00%
Expected option life	5 years	5 years	5 years	5 years	5 years	2 years
Expected dividend yield	-	-	-	-	-	-
Expected forfeiture rate	-	-	-	-	-	-
Risk-free interest rate	0.39%	0.57%	0.92%	0.95%	0.91%	0.32%

During the three and nine months ended June 30, 2021, the Company recorded share based compensation expense of $34,069 and $34,069 and consulting expense of $286,992 and 730,176 respectively.

During the three and nine months ended June 30, 2021, The Company issued a share purchase option to a third party for cash proceeds of $500,000. The put option gives the third party the option to acquire 10,000,000 common shares at an exercise price of $0.25. The option has a two-year term and expires on May 10, 2023. The Company recorded the option premium as share based payment reserve in the statement of equity (deficiency).

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

6.	Share-based payment reserve (continued)

Warrant reserve (continued)

In connection with the subscription round completed on June 30, 2021, the Company issued 54,020 warrants as issuance costs. The warrants have an exercise price of $0.25 and an expiry date of June 29, 2023. The Company recorded share issuance costs of $5,819 using the Black-Scholes model with the following inputs:

June 29,
2021

Stock price	$0.25
Exercise price	$0.25
Expected volatility	80.00%
Expected option life	2.00
Expected dividend yield	-
Expected forfeiture rate	-
Risk-free interest rate	0.44%

7.	Related party transactions

Related parties include the Board of Directors, key management personnel that are responsible for planning, directing, and controlling activities of the Company, close family members, and companies that are controlled by these individuals.

The promissory note relates to startup costs paid by Stravros Apostolopoulos on behalf of the Company. The amount owing as at June 30, 2021 was $297,093. The promissory note is due on demand and is non-interest bearing. These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount agreed to by the parties.

8.	Financial instruments

Credit risk

The Company’s financial assets include other receivable and GST/HST receivable. As at June 30, 2021, the Company’s maximum exposure to credit risk is the carrying value of its financial assets.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2021, the Company had sufficient cash to pay off the current liabilities.

Caary Capital Ltd.

Condensed Unaudited Interim Notes to the Financial Statements

For the three and nine months ended June 30, 2021

9.	Potential Impact of COVID-19

Since January 2020, there was a global outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, which has had a significant impact on businesses through the restrictions put in place by the Canadian federal, provincial and municipal governments regarding travel, business operations and isolation/quarantine orders. At this time, the extent of the impact that the COVID-19 outbreak may have on the Company is unknown as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease, and the duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, and quarantine/isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus.

10.	Subsequent events

Subsequent to the quarter end, the Company undertook an offering of up to 20,000,000 Class A Common Shares of the Company (the “Common Shares”) to be sold pursuant to Regulation A under the United States Securities Act of 1933, as amended. The Common Shares are being offered at a purchase price of $1.50 USD per share on a “best efforts” basis. If the offering is fully subscribed gross proceeds to the Company will total $30,000,000 USD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Caary Capital Ltd.:

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Caary Capital Ltd. (the Company) as of September 30, 2020 , and the related statements of loss and comprehensive loss, shareholders’ equity, and cash flows for the period of October 4, 2019 (date of incorporation) to September 30, 2020, and the related notes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the statement of financial position sheets of the Company as of September 30, 2020 , and the results of its operations and comprehensive loss and its cash flows for the period of October 4, 2019 (date of incorporation) to September 30, 2020, in conformity with International Financial Reporting Standards.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

<MNP LLP>
Chartered Professional Accountants Licensed Public Accountants
We have served as the Company’s auditor since 2020.

Toronto, Canada

July 23, 2021

Caary Capital Ltd.

Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

(Expressed in Canadian Dollars, except as otherwise noted)

Caary Capital Ltd. Statement of Financial Position As at September 30, 2020

2020
$
Assets

Current assets
Other receivables	100

Liabilities

Current liabilities
Accounts payable	458,125
Accrued liabilities	53,106
Due to related party (Note 5)	183,993
Total Liabilities	695,224

Shareholders’ deficiency

Capital stock	100
Deficit	(695,224)

100

Approved on behalf of the Board of Directors

(signed) “Jason Sawyer”, Directo	(signed) “Stavros Apostolopoulos”, Director

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd. Statement of Changes in Shareholders’ Deficiency For the period from October 4, 2019 (date of incorporation) to September 30, 2020

	Shares	Total shareholders’ deficiency
		$
Balance – October 4, 2019	-	-
Issuance of shares upon incorporation (Note 4)	100	100
Deficit	-	(695,224)
Balance – September 30, 2020	100	(695,124)

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Statement of Loss and Comprehensive Loss

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

October 4, 2019 (date of incorporation) to September 30, 2020
$
Expenses

Professional fees	106,063
Contractor fees	134,523
Consulting fees	450,896
Foreign exchange loss	3,742

Loss and comprehensive loss for the period	695,224

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Statement of Cash Flows

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

October 4, 2019 (date of incorporation) to September 30, 2020
$
Operating activities
Net loss for the period	(695,224)
Net changes in non-cash working capital balances related to operations:
Other receivables	(100)
Due to related party (Note 5)	183,993
Accounts payable	458,125
Accrued liabilities	53,106

(100)

Financing activities
Issuance of shares upon incorporation (Note 4)	100

Decrease in cash	-
Cash – beginning of period	-

Cash – end of period	-

The accompanying notes form an integral part of these financial statements.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

1.	Nature of operations

Caary Capital Ltd. (the “Company”) was incorporated under the Canada Business Corporations Act on October 4, 2019 as Caary Capital Ltd. The Company is a financial technology company with a mission to transform and streamline credit and banking for businesses by reimagining products, processes and the client experience. The Company offers a digital corporate card that incorporates expense management and spend control tools designed to maximize efficiency.

The Company is devoting all of its present efforts to securing and establishing a new business and its planned principal operations have not commenced. Accordingly, no revenue has been derived during the period. The Company is incorporated and domiciled in Canada.

2.	Significant accounting policies

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial statements were approved by the Board of Directors on April 30, 2021.

a)	Income taxes

Income tax expense consists of current and deferred tax expense. Current and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive loss.

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability is settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

●	Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit; and

●	In respect of taxable temporary differences associated with investments in subsidiaries, and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled by the parent, or venture and it is probable that the temporary differences will not reverse in the foreseeable future.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

2.	Significant accounting policies (continued)

a)	Income taxes (continued)

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

●	When results from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●	In respect of deductible temporary differences associated with investments in subsidiaries, and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

b)	Management estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

c)	Financial instruments

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

2.	Significant accounting policies (continued)

c)	Financial instruments (continued)

Classification and subsequent measurement (continued)

Financial assets are classified as follows:

●	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of other receivables.

●	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

●	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets mandatorily measured at fair value through profit or loss.

●	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

The Company measures all equity investments at fair value. Changes in fair value are recorded in profit or loss.

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

2.	Significant accounting policies (continued)

c)	Financial instruments (continued)

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of financial assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

Classification and subsequent measurement

Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

2.	Significant accounting policies (continued)

c)	Financial instruments (continued)

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expire.

3.	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the identification and evaluation of an Initial Public Offering (“IPO”). The Company considers capital to be shareholders’ equity. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. Additional funds may be required to finance the Company’s IPO.

4.	Shareholders’ deficiency

The Company is authorized to issue an unlimited number of Class A common shares, without nominal or par value.

	Number of shares	Amount
	#	$
Balance – October 4, 2019	-	-
Issuance of shares upon incorporation	100	100
Balance – September 30, 2020	100	100

On October 4, 2019 the Company issued 100 common shares for a price of $1.00 each that were converted into Class A common shares on June 1, 2020. There were no options or warrants granted during the period.

5.	Related party transactions

Related parties include the Board of Directors, key management personnel that are responsible for planning, directing, and controlling activities of the Company, close family members, and companies that are controlled by these individuals.

The due to related party balance relates to startup costs paid by Stravros Apostolopoulos on behalf of the Company. The amount owing as at September 30, 2020 was $183,993. These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount agreed to by the parties. Subsequent to period end, the balance owing was converted to a promissory note as disclosed in Note 9. The promissory note is due on demand and is non-interest bearing.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

6.	Financial instruments

Credit risk

The Company's financial assets include other receivables. As at September 30, 2020, the Company's maximum exposure to credit risk is the carrying value of its financial assets.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2020, the Company did not have cash to pay off the current liabilities. However, most of the Company’s liability is related to a promissory note that arose due to startup costs incurred by management.

7.	Income taxes

a)	The Company has non-capital tax losses in the current period of approximately $695,224 which is available for carry-forward to reduce future years’ taxable income. These non-capital tax losses expire as follows:

2020
$
2040	695,224
695,224

b)	Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

2020
$
Non-capital loss carry-forwards	695,224
695,224

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

Caary Capital Ltd.

Notes to the Financial Statements

For the period from October 4, 2019 (date of incorporation) to September 30, 2020

8.	Potential Impact of COVID-19

Since January 2020, there was a global outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, which has had a significant impact on businesses through the restrictions put in place by the Canadian federal, provincial and municipal governments regarding travel, business operations and isolation/quarantine orders. At this time, the extent of the impact that the COVID-19 outbreak may have on the Company is unknown as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease, and the duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, and quarantine/isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus.

9.	Subsequent events

Subsequent to period end September 30, 2020, the following transactions occurred:

a)	On December 31, 2020, the due to related party balance of $183,993 was converted to a promissory note payable to Stavros Apostolopoulos for start up costs paid on behalf of the Company. The total balance of the promissory note was $297,093, which includes fees paid subsequent to period end. The promissory note is due on demand and is non-interest bearing.

b)	On December 15, 2020, the Company issued 105,000,000 Class A common shares at a price of $0.005 per share. The aggregate gross proceeds were approximately $525,000.

c)	On March 9, 2021, the Company issued 16,360,000 Class A common shares under a private placement arrangement at an offering price of $0.10 per share. The aggregate gross proceeds were approximately $1,636,000.

PART III – EXHIBITS

Exhibit No.	Description
Exhibit 2.1†	Articles of Incorporation of CAARY Capital Ltd.
Exhibit 2.2†	Articles of Amendment of CAARY Capital Ltd. dated June 1, 2020.
Exhibit 2.3†	Articles of Amendment of CAARY Capital Ltd. dated January 13, 2021.
Exhibit 2.4†	By-Law No. 1 of CAARY Capital Ltd.
Exhibit 2.5†	By-Law No 2 of CAARY Capital Ltd.
Exhibit 4.1*	Form of subscription agreement.
Exhibit 6.1†	Broker-dealer agreement dated May 21, 2021 between CAARY Capital Ltd. and Dalmore Group, LLC.
Exhibit 6.2†	Statement of Work for Services, as amended, between CAARY Capital Ltd. and John MacKinlay.
Exhibit 6.3†	Share option agreement dated May 5, 2021 between CAARY Capital Ltd. and Venport Holdings Inc.
Exhibit 6.4†	2020 stock option plan of CAARY Capital Ltd.
Exhibit 8.1†	Escrow Services Agreement among CAARY Capital Ltd., Prime Trust LLC and Dalmore Group.
Exhibit 10.1	Power of attorney (included on signature page hereto).
Exhibit 11.1†	Consent of MNP LLP.
Exhibit 12.1*	Opinion of Blaney McMurtry LLP.
Exhibit 14.1*	Appointment of agent for service of process.

†	Filed herewith.
*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 26, 2021.

CAARY CAPITAL LTD.

/s/ John MacKinlay
Name:	John MacKinlay
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John MacKinlay and Jason Sawyer, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ John MacKinlay	July 26, 2021
Name:	John MacKinlay
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Steve Apostolopoulos	July 26, 2021
Name:	Steve Apostolopoulos
Title:	President and Director

By:	/s/ Jason Sawyer	July 26, 2021
Name:	Jason Sawyer
Title:	Corporate Secretary, Treasurer and Director
(Principal Financial Officer)